Exhibit 10.17

LEASE AGREEMENT

This Lease Agreement (“Lease”) is entered into as of February 27th, 2014 (the “Effective Date”), by and between TPG- 401 Congress LLC, a Delaware limited liability company (“Landlord”), and Upland Software, Inc., a Delaware corporation (“Tenant”). In consideration of the mutual covenants set forth herein, Landlord and Tenant agree as follows:

1. Terms and Definitions. The following definitions and terms apply to this Lease (other words are defined elsewhere in the text of this Lease):

(a)	“Tenant’s Address”: 401 Congress Avenue, Suite 1850, Austin, Texas 78701.

(b)	“Premises”: Suite 1850 on the 18th floor in the building (the “Building”) known as Frost Bank Tower and located on land with an address of 401 Congress Avenue, Austin, Texas 78701 (the “Land”)

(c)	“Rentable Area of Premises”: 6,255 rentable square feet (“RSF”)

(d)	“Rentable Area of Building”: 535,078 RSF

(e)	“Pro-rata Share”: Tenant’s pro-rata share is 1.1690%, which is determined by dividing the Rentable Area of Premises by the Rentable Area of Building.

(f)	“Term”: a period of approximately thirty-six (36) months beginning on the Commencement Date and expiring at 6 o’clock PM local time on the Expiration Date.

(g)	“Commencement Date”: Subject to and upon the terms and conditions set forth herein, the Commencement Date of this Lease shall be the earlier of (i) the date Tenant takes possession of all or any portion of the Premises for the purpose of conducting Tenant’s business (without any obligation of Tenant to take possession of the Premises prior to Substantial Completion); or (ii) Substantial Completion, as defined and provided in the Work Letter, defined below, as adjusted for Tenant Delay, as defined and provided in the Work Letter.

(h)	“Expiration Date”: 6 o’clock PM local time on the last day of the thirty-sixth (36th) full calendar month after the Commencement Date.

(i)	“Base Rent”: the amounts specified in the chart below, to be paid by Tenant according to the provisions hereof:

Base Rent

Suite 1850

6,255 RSF

Months	Base Rent per RSF	Monthly Amount
1*-12	$34.00	$17,722.50
13-24	$35.00	$18,243.75
25-36	$36.00	$18,765.00

*	Includes any partial calendar month in the event the Commencement Date occurs on other than the first day of a month, which shall be prorated pursuant to Section 5 below.

(j)	“Initial Improvements”: the improvements, if any, to be made to the Premises in accordance with the work letter attached hereto as Exhibit D (the “Work Letter”).

(k)	“Security Deposit”: $27,522.00 in immediately available funds (the “Cash Security Deposit”) and $56,295.00 in the form of the Letter of Credit, as defined below.

(l)	“Guarantor”: N/A.

(m)	“Parking Spaces”: Subject to Section 48(b) below, twenty-three (23) unreserved parking spaces and two (2) reserved parking spaces in the Building’s Parking Facility. As of the Effective Date, charges (“Parking Charges”) for the Parking Spaces are as follows: (i) unreserved Parking Spaces are $150.00 per month per Parking Space plus applicable taxes; and (ii) reserved Parking Spaces are $250.00 per month per Parking Space plus applicable taxes and initial signage costs. Parking Charges shall be payable in advance on the first (1st) day of each calendar month without prior notice or demand. Parking Charges are subject to change by Landlord from time to time; provided, however, that the Parking Charges will not be increased by Landlord during the initial thirty-six (36) month Term.

(n)	“Tenant’s Broker” is: N/A.

(o)	“Landlord’s Broker” is: Eola Capital LLC, which is an affiliate of Landlord.

(p)	“Laws” shall mean any and all laws, ordinances, rules, regulations and building and other codes of any governmental or quasi-governmental entity or authority (“Governmental Authority”) applicable to the subject matter hereof, including, without limitation, all Laws relating to disabilities, health, safety or the environment.

(q)	“Project”: shall mean the Building, Land, any areas designated by Landlord from time to time for the common use of all tenants and occupants of the Building (“Common Areas”), including, but not limited to, the parking facility for the Building designated by Landlord from time to time (the “Parking Facility”), walkways, greenspace, plaza and common areas, and related equipment, fixtures and improvements.

(r)	“Building Standard”: The quantity and quality of materials, finishes and workmanship from time to time specified by Landlord for use throughout the Building. “Above Standard” means all improvements, fixtures, materials, finishes and workmanship which exceed Building Standard in terms of quantity or quality (or both), including, but not limited to, Supplemental HVAC Equipment, defined below; water heaters, instant hot faucets, garbage disposals, dishwashers, stoves, microwaves, refrigerators, ice machines, coffee machines, washing machines, dryers or other appliances; and sinks, sink fixtures, sink drain lines, appliance drain lines, water source plumbing, ground fault interrupters, dedicated outlets or other similar plumbing and/or electrical fixtures or items.

(s)	“Building Systems”: The mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning (“HVAC”), security, life-safety, elevator and other service systems or facilities of the Building up to the point of connection of localized distribution to the Premises.

2. Premises. Subject to and in accordance with the provisions hereof, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises as designated on Exhibit A, consisting of the 6,255 RSF. Tenant agrees that, except as expressly stated herein and in the Work Letter attached to this Lease, no representations or warranties relating to the condition of the Project or the Premises and no promises to alter, repair or improve the Premises have been made by Landlord. Except as otherwise expressly provided in this Lease or the Work Letter attached hereto, Tenant agrees to accept the Premises in their current “AS IS, WHERE IS” condition and acknowledges that LANDLORD MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, SUITABILITY, HABITABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH THE PREMISES OR THE INITIAL IMPROVEMENTS. Upon Tenant’s taking possession of the Premises for the purposes of conducting business, the Premises, including all Initial Improvements, shall be deemed accepted by Tenant. Tenant shall also have the nonexclusive right, subject to the terms hereof, to use the Common Areas of the Project. Tenant acknowledges that the Project is or may become an integrated commercial real estate project including the Building, the Land and other buildings, Common Areas and land. Landlord reserves the right, in its sole discretion, at any time and from time to time, to include the Building within a project and/or to expand and/or reduce the amount of Land and/or improvements of which the Building, the Common Areas, or Project consists; to alter, relocate, reconfigure and/or reduce the Common Areas; and to temporarily suspend access to portions of the Common Areas, as long as the Premises remain reasonably accessible and Tenant’s use of the Premises is not materially diminished.

3. Authorized Use. Tenant shall use the Premises solely for general business office purposes, consistent with the uses of office buildings (the “Authorized Use”), and for no other purpose.

4. Term.

(a) Term. This Lease shall constitute a legally binding and enforceable agreement between Landlord and Tenant as of the Effective Date. The Term of this Lease is stated in Section 1(f), and the Commencement Date shall be determined as provided in Section 1(g). Landlord and Tenant shall confirm the Commencement Date and Expiration Date in writing within thirty (30) days after the actual Commencement Date pursuant to the form certificate attached as Exhibit E. The parties acknowledge that the Premises are occupied as of the Effective Date and that Landlord anticipates delivering the Premises to Tenant pursuant to this Lease on or about May 1, 2014. Notwithstanding anything to the contrary contained herein, Landlord shall not be liable for a failure to deliver possession of the Premises or any other space due to the holdover or unlawful possession of such space or for any other reasons beyond Landlord’s reasonable control, except as set forth in subsection (b) below.

(b) Outside Termination Completion Date. The term “Outside Termination Completion Date” means August 1, 2014; provided, however, the Outside Termination Completion Date shall automatically be extended by the number of days that Substantial Completion of the Initial Improvements is delayed due to (i) Force Majeure Events (as herein defined) and (ii) Tenant Delays (as defined in Exhibit D). If the Commencement Date has not occurred on or before the Outside Termination Completion Date, Tenant, as its sole and exclusive remedy, may terminate this Lease by giving Landlord written notice of termination on or before the earlier to occur of (1) five (5) business days after the Outside Termination Completion Date, or (2) the Commencement Date. In the event Tenant elects to terminate this Lease pursuant to the preceding sentence, this Lease shall be deemed terminated and of no further force or effect and Landlord shall promptly return the Security Deposit and the Letter of Credit and the parties hereto shall have no further responsibilities or obligations to each other with respect to this Lease except to the extent the same expressly survive such termination. Notwithstanding anything contained herein to the contrary, if Landlord determines in good faith that it will be unable to cause Substantial Completion of the Initial Improvements to occur by the Outside Termination Completion Date, Landlord shall have the right to immediately cease its construction of the Initial Improvements and provide Tenant with written notice (an “Extension Notice”) of such inability, which Extension Notice shall set forth the date on which Landlord reasonably believes that Substantial Completion of the Initial Improvements will occur. Upon receipt of the Extension Notice, Tenant shall have the right to terminate this Lease by providing written notice of termination to Landlord within five (5) business days after the date of the Extension Notice. If Tenant does not terminate this Lease within such five (5) business day period, the Outside Termination Completion Date shall automatically be amended to be the date set forth in the Extension Notice.

5. Rent Payment. Commencing on the Commencement Date, Tenant agrees to pay Rent (defined below) in monthly installments on or before the first day of each calendar month during the Term; provided, however, that the first full monthly installment of Rent shall be paid in advance on the date of Tenant’s execution of this Lease and shall be applied to the first full monthly installment of Rent due hereunder. Tenant agrees to timely pay all Base Rent, Additional Rent, defined below, and all other sums of money which become due and payable by Tenant to Landlord hereunder (collectively “Rent”), without abatement, demand, offset, deduction or counterclaim, except as otherwise expressly provided herein. If Tenant fails to pay part or all of the Rent within five (5) days after it is due, Tenant shall also pay (i) interest at the Default Rate, defined below, on the unpaid Rent, plus (ii) a late charge equal to five percent (5%) of the unpaid Rent or the maximum then allowed by law, whichever is less. Landlord may assess a reasonable fee to Tenant for any checks made payable to Landlord that are returned unpaid by Tenant’s bank for any reason. If the Term does not begin on the first day of a calendar month and/or end on the last day of a calendar month, the installment of Rent for that partial month shall be prorated. All Rent shall be paid by Tenant in lawful money of the United States of America and sent to Landlord as follows (or pursuant to such other directions as Landlord may designate from time to time in writing): (1) if by check, payable to the order of [**] or (2) if by wire, using the instructions set forth below:

Bank Name:	[**]
Routing No.:	[**]
Account No.:	[**]
For Credit To:	[**]

6. Rent. Tenant shall pay to Landlord as the base rent for the Premises (the “Base Rent”) the amount set forth in Section 1, subject to adjustment as hereinafter provided. Nothing contained herein shall be construed at any time so as to reduce the Base Rent payable hereunder below the amount set forth above. Base Rent shall be adjusted in accordance with the following provisions (any such adjustment is “Additional Rent”). Prior to January 1 of each year in the Term or as soon thereafter as reasonably possible, Landlord shall provide Tenant with Landlord’s good faith estimate (which Landlord may re-estimate at any time) of Operating Expenses and Taxes for the next calendar year in the Term (each, an “Operating Period”), and commencing on January 1 of each Operating Period, one-twelfth (1/12) of Tenant’s Pro-rata Share of the estimated Operating Expenses and Taxes will be due each month from Tenant as Tenant’s Additional Rent during such Operating Period. If Landlord’s statement is furnished after the start of an Operating Period, then Tenant shall continue to pay the monthly amount of its Additional Rent due for the prior Operating Period and on the next monthly Additional Rent payment date after Tenant receives Landlord’s statement, Tenant shall also pay any excess amounts allocable to the prior months in that Operating Period. As of the Effective Date of this Lease, Landlord’s estimate is that the amount that will be due as Additional Rent hereunder for the year in which the Commencement Date occurs will be $18.80 per RSF of the Rentable Area of Premises per year. Until further written notice is forwarded from Landlord to Tenant in accordance with the provisions of this Lease, Tenant shall remit 1/12th of this amount to Landlord monthly as Additional Rent, to be paid at the same time and in the same manner as Tenant’s monthly payments of Base Rent.

7. Operating Expenses and Taxes.

(a) Definitions of Operating Expenses and Taxes. “Operating Expenses,” as used herein, shall mean all expenses, costs and disbursements of every kind and nature relating to or incurred or paid during any Operating Period in connection with the ownership, operation, repair and maintenance of the Project, including, but not limited to, wages and salaries of all employees engaged in the operation, maintenance or security of the Project, whether billed directly or through a common or master association, including taxes, insurance and benefits relating thereto; the cost of all labor, supplies, equipment, materials and tools used in the operation and maintenance of the Project; management fees; the cost of all legal and accounting expenses incurred in connection with the management and operation of the Project; the cost of all utilities for the Project, including, but not limited to, the cost of HVAC, water, sewer, waste disposal, gas, and electricity; the cost of all maintenance and service agreements for the Project, including, but not limited to, security service, window cleaning, elevator maintenance and janitorial service; the cost of all insurance relating to the Project and Landlord’s personal property used in connection therewith, plus the cost of all deductible payments made by Landlord in connection therewith; the cost of all license and permit fees; the cost of repairs, replacements, refurbishing, restoration and general maintenance; a reasonable amortization charge on account of any capital expenditure incurred in an effort (I) to comply with any Laws (but excluding any and all costs with respect to any non-compliance with Laws that exists as of the Commencement Date and is not triggered by any acts or omissions of Tenant or any of Tenant’s agents, servants, employees, customers, licensees or invitees or due to the construction of any Initial Improvements or Tenant Work), or (II) to reduce the Operating Expenses of the Project; costs billed to the Building, Project or Landlord through a declaration or any cross-easement agreement which encumbers the Project, or any declaration of condominium or other like instrument that encumbers any or all of the improvements on the Project; costs or assessments required to be paid by Landlord in connection with any community improvement district; and, all other items constituting operating and maintenance costs in connection with the Project according to generally accepted accounting principles. Except as specifically provided in the immediately preceding sentence, Operating Expenses shall not include the following: (i) depreciation, (ii) leasing commissions, (iii) repairs and restorations paid for by the proceeds of any insurance policy, (iv) construction of improvements of a capital nature, (v) income taxes other than that portion, if any, of income taxes which may hereafter be assessed and paid in lieu of or as a substitute in whole or in part for Taxes, (vi) costs of utilities directly charged to and reimbursed by Tenant or other tenants, (vii) legal and other related expenses associated with the negotiation or enforcement of leases or (viii) marketing and advertising costs incurred directly for leasing individual space in the Building. “Taxes,” as used herein, means all ad valorem taxes, personal property taxes, and all other taxes, assessments, and an other similar charges, if any, which are levied, assessed, or imposed upon or become due and payable in connection with, or a lien upon, the Project or any portion thereof or facilities used in connection therewith, and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments, or other charges included in this definition of Taxes, such as taxes paid through a private agreement with respect to the Project as a part of or in connection with an inducement resolution with a development authority and all costs, expenses and fees associated by Landlord in connection with that inducement resolution and transaction involving a development authority, but excluding, however, taxes and assessments attributable to the personal property of tenants and paid by such tenants as a separate charge. Without limiting the generality of the foregoing and notwithstanding anything contained in this Lease to the contrary, Taxes shall include the tax (sometimes referred to as business, margin or franchise tax) enacted by House Bill 3 as passed during the 3rd called session of the Texas Legislature in 2006, which has been codified in Chapter 171, Texas Tax Code, and any supplements, replacements, additions or other modifications thereto. In the event Landlord shall retain any consultant to negotiate the amount of taxes, tax rate, assessed value or other factors influencing the amount of Taxes, then the aggregate of all such reasonable third-party fees (including, without limitation, reasonable attorneys’ and appraisers’ fees) and MI disbursements, court costs and other items paid or incurred by Landlord during the applicable tax year with respect to such proceedings shall be included in Taxes. Tenant shall not institute any proceedings with respect to the assessed valuation of the Building, Land, or the Project or any part thereof for the purpose of seeking or securing a tax reduction. TENANT HEREBY WAIVES ALL RIGHTS TO PROTEST THE APPRAISED VALUE OF THE PROPERTY OR TO APPEAL THE SAME AND ALL RIGHTS TO RECEIVE NOTICES OF REAPPRAISALS AS SET FORTH IN SECTIONS 41.413 AND 42.015 OF THE TEXAS TAX CODE. If a rental tax, gross receipts tax or sales tax on Rent is imposed on Landlord by any Governmental Authority, Tenant shall, as additional Rent, reimburse Landlord, at the same time as each monthly payment of Base Rent is due, an amount equal to all such taxes Landlord is required to pay by reason of the Rent paid hereunder. If less than one hundred percent (100%) of the Rentable Area of the Building is actually occupied during any Operating Period, Operating Expenses shall be the amount that such Operating Expenses would have been for such Operating Period had one hundred percent (100%) of the Rentable Area of the Building been occupied during all such Operating Period, as determined by Landlord. Accordingly, Operating Expenses that vary according to the occupancy of the Building shall be adjusted to reflect one hundred percent (100%) occupancy of the Building for any period in which the Building is not one hundred percent (100%) occupied.

(b) Additional Rent. Landlord shall, within one hundred twenty (120) days after the end of each Operating Period (or as soon thereafter as it is reasonably able to do so), furnish Tenant with a statement of the Operating Expenses and Taxes during such year and a computation of the Additional Rent owed by Tenant for such Operating Period (“Expense Statement”). Failure of Landlord to provide an Expense Statement within such time period shall not be a waiver of Landlord’s right to collect any Additional Rent. If the Expense Statement shows that the actual amount Tenant owes for such Operating Period is more than the estimated Additional Rent paid by Tenant for such Operating Period, Tenant shall pay the difference within thirty (30) days after Tenant’s receipt of the Expense Statement. If the Expense Statement shows that Tenant paid more in estimated Additional Rent than the actual amount of Additional Rent owed by Tenant for such Operating Period, Tenant shall receive a credit therefor. The credit shall be applied to future monthly payments attributable to the Additional Rent, or if this Lease has expired, such amount shall be refunded to Tenant. Unless adjusted as a result of an audit by Tenant conducted pursuant to the express terms of Section 7(c) of this Lease, the Operating Expenses, Taxes and Additional Rent set forth in the Expense Statement shall be binding upon Tenant. Provided, however, that in the event that the Term of this Lease expires, or is terminated pursuant to the terms of this Lease, on a date other than December 31, then, at the option of Landlord, Landlord may, either prior to the date on which the Term expires, or within thirty (30) days thereafter, elect to provide Tenant with a revised estimate of the Operating Expenses and Taxes for the Operating Period in which such expiration or termination date occurs and the Additional Rent that will be due from Tenant for such Operating Period, which estimated Additional Rent shall be prorated to reflect the portion of such Operating Period that is contained within the Term (the “Final Expense Estimate”). In the event that Landlord elects to deliver a Final Expense Estimate to Tenant, then (i) Tenant shall pay the prorated Additional Rent reflected in the Final Expense Estimate within thirty (30) days after Tenant’s receipt of such Final Expense Estimate; (ii) the estimated amount of the Additional Rent for the final Operating Period shall be binding upon Landlord and Tenant; and (iii) Landlord shall not thereafter seek from Tenant any additional payment of Additional Rent if the actual Operating Expenses and Taxes for such Operating Period are greater than those reflected in the Final Expense Estimate, nor shall Landlord have any obligation to refund to Tenant any excess funds paid by Tenant to Landlord should the actual Operating Expenses and Taxes for such Operating Period be less than those reflected in the Final Expense Statement. In the event that Landlord elects not to provide Tenant with a Final Expense Estimate, then it shall be presumed that Landlord will provide Tenant with an Expense Statement within one hundred twenty (120) days after the end of the final Operating Period contained in the Term, as provided above, and the Additional Rent shown in such Expense Statement shall be due from Tenant to Landlord within thirty (30) days after Tenant’s receipt of such statement.

(c) Tenant’s Audit. Tenant shall have the right to have Landlord’s books and records pertaining to Operating Expenses and Taxes for each Operating Period reviewed, copied (provided Landlord is reimbursed for the cost of such copies) and audited (“Tenant’s Audit”), provided that: (a) such right shall not be exercised more than once during any calendar year; (b) if Tenant elects to conduct Tenant’s Audit, Tenant shall provide Landlord with written notice thereof (“Tenant’s Audit Notice”) no later than thirty (30) days following Tenant’s receipt of the Expense Statement for the year to which Tenant’s Audit will apply; (c) Tenant shall have no right to conduct Tenant’s Audit if an uncured Default by Tenant exists either at the time of Landlord’s receipt of Tenant’s Audit Notice or at any time during Tenant’s Audit; (d) no subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises; (e) conducting Tenant’s Audit shall not relieve Tenant from the obligation to timely pay Base Rent or the Additional Rent, pending the outcome of such audit; (f) Tenant’s right to conduct such audit for any calendar year shall expire thirty (30) days following Tenant’s receipt of the Expense Statement for such year, and if Landlord has not received Tenant’s Audit Notice within such thirty (30) day period, Tenant shall have waived its right to conduct Tenant’s Audit for such calendar year; (g) Tenant’s Audit shall be conducted by a Certified Public Accountant whose compensation is not contingent upon the results of Tenant’s Audit or the amount of any refund received by Tenant, and who is not employed by or otherwise affiliated with Tenant; (h) Tenant’s Audit shall be conducted at Landlord’s office where the records of the year in question are maintained by Landlord, during Landlord’s normal business hours; (i) Tenant’s Audit shall be completed within sixty (60) days after the date of Tenant’s Audit Notice, and a complete copy of the results thereof shall be delivered to Landlord within ninety (90) days after the date of Tenant’s Audit Notice; and (j) Tenant’s Audit shall be conducted at Tenant’s sole cost and expense. If Tenant’s Audit is completed and submitted to Landlord in accordance with the requirements of this Section and such audit demonstrates to Landlord’s reasonable satisfaction that Landlord has overstated the Operating Expenses or Taxes for the year audited, then Landlord shall reimburse Tenant for any overpayment, and if Tenant’s Additional Rent has been overstated by more than five percent (5%), then Landlord shall also reimburse Tenant for Tenant’s actual, reasonable cost incurred in conducting Tenant’s Audit (not to exceed $2,500.00), with such reimbursement(s) to be made within thirty (30) days after Landlord’s receipt of documentation reasonably acceptable to Landlord reflecting the amount of such overpayment and the cost of Tenant’s Audit. If Tenant’s Audit reveals that for such Operating Period that the Additional Rent paid by Tenant was less than the sum which Tenant should have paid, Tenant shall pay said difference to Landlord concurrently with the next due payment of Additional Rent, or, if this Lease has expired, Tenant shall pay Landlord the difference within thirty (30) days after said expiration.

(d) Confidentiality. Tenant hereby agrees to keep the results of Tenant’s Audit confidential and to require the auditor conducting Tenant’s Audit, including its employees and each of their respective attorneys and advisors, to keep the results of Tenant’s Audit in strictest confidence. In particular, but without limitation, Tenant agrees that: (a) Tenant shall not disclose the results of Tenant’s Audit to any past, current or prospective tenant of the Building; and (b) Tenant shall require that its auditors, attorneys and anyone associated with such parties shall not disclose the results of Tenant’s Audit to any past, current or prospective tenant of the Building; provided, however, that Landlord hereby agrees that nothing in items (a) or (b) of this subparagraph shall preclude Tenant from disclosing the results of Tenant’s Audit in any judicial or quasi-judicial proceeding, or pursuant to court order or discovery request, or to any current or prospective assignee or subtenant of Tenant, or to any agent, representative or employee of Landlord who or which request the same. If Tenant intends to disclose the results of Tenant’s Audit in any judicial or quasi-judicial proceeding, or if Tenant receives notice that it may be required in any such proceeding by either the order of any judicial, regulatory or other governmental entity presiding over such proceeding, or by a discovery request made in such proceeding, to disclose the results of Tenant’s Audit, then Tenant shall (i) provide Landlord with sufficient prior written notice of Tenant’s intent to make such disclosure, or such order or request for such disclosure, in order to permit Landlord to contest such intended disclosure, order or request; and (ii) cooperate with Landlord, at Tenant’s expense, in seeking a protective order or other remedy to limit the disclosure of such results to the extent reasonably required to adjudicate the matters at issue in such proceeding. If required by Landlord, Tenant shall execute and require Tenant’s auditor to execute Landlord’s then-current confidentiality agreement reflecting the terms of this Section as a condition precedent to Tenant’s right to conduct Tenant’s Audit.

8. Security Deposit.

(a) Cash Security Deposit. Upon execution of this Lease, Tenant shall deposit the amount of the Cash Security Deposit in immediately available funds indicated in Section 1 with Landlord to secure Tenant’s performance under this Lease. Tenant hereby grants to Landlord a security interest in the Cash Security Deposit as collateral for all Rent and other sums of money becoming due from Tenant to Landlord under this Lease, and for the performance of Tenant’s obligations under this Lease, which security interest shall remain in effect until all such Rent and other sums of money have been paid in full and all such obligations have been fulfilled; the parties hereby acknowledge and agree that this Lease constitutes a security agreement under which such security interest is granted from Tenant to Landlord. In the event of an uncured Default, defined below, then Landlord may, without prejudice to Landlord’s other remedies, apply part or all of the Cash Security Deposit to cure such Default. If Landlord so uses part or all of the Cash Security Deposit, then Tenant shall within ten (10) days after written demand, provide Landlord with a replacement Cash Security Deposit in an amount sufficient to restore the Cash Security Deposit to its original amount. Any part of the Cash Security Deposit not used by the Landlord as permitted by this Lease shall be returned to Tenant within sixty (60) days after the Expiration Date. If Landlord sells the Building then Landlord shall transfer the Cash Security Deposit to the new owner and Landlord shall be relieved of any liability for the Cash Security Deposit. Tenant shall not be entitled to any interest on the Cash Security Deposit, and Landlord may commingle the Cash Security Deposit with other monies of Landlord.

(b) Letter of Credit Security Deposit. As security for the full and faithful performance of all the obligations of Tenant under this Lease (the “Obligations”), Tenant shall maintain in full force and effect throughout the Term, an irrevocable, standby letter of credit (the “Letter of Credit”) in favor of Landlord or its successors or assigns, with a national lending institution that is reasonably acceptable to Landlord (the “Lender”), in the amount of $56,295.00 (the “Credit Limit”). On or before March 11, 2014, Tenant shall deliver the Letter of Credit to Landlord in the amount of the Credit Limit, which Letter of Credit shall be in a form reasonably acceptable to Landlord, Lender and Tenant.

(c) Drawing upon the Letter of Credit in a Default. In the event of a Default under this Lease, beyond any applicable notice and period of cure, then in addition to any other remedies provided under this Lease, Landlord shall be entitled to a draw upon the Letter of Credit, in the manner described in the Letter of Credit, in such amount as may be necessary in order to cure such Default on behalf of Tenant. In the event that Landlord draws upon the Letter of Credit, Tenant shall, within ten (10) days of receipt of notice from Landlord that the Letter of Credit has been drawn down, restore the Letter of Credit to the full amount of the Credit Limit, and provide Landlord with documentation reasonably acceptable to Landlord that the Letter of Credit has been so restored. If Tenant (i) allows the Letter of Credit to lapse at any time during the Term of this Lease, or (ii) fails to restore the Letter of Credit to the amount required hereunder after the Letter of Credit has been drawn upon by Landlord in accordance with the terms hereof, then Tenant shall be in Default under this Lease and Landlord shall be entitled to exercise all remedies for Default set forth in this Lease.

(d) Drawing upon the Letter of Credit where Letter of Credit expires prior to the expiration of the Term. In the event that, for whatever reason, Landlord receives notice from Tenant or Lender that the Letter of Credit will expire prior to the expiration of the Term of this Lease, then the parties agree that in such event, Landlord may immediately draw upon the Letter of Credit in the full amount of the Credit Limit, in accordance with the terms of the Letter of Credit, which shall expressly provide for such draw to be permitted, even if no Default has occurred under this Lease. In such event, the funds drawn by Landlord upon the Letter of Credit shall thereafter constitute a portion of the Cash Security Deposit and shall be held by Landlord as a security for the full and faithful performance of the Obligations and Landlord shall have all rights and remedies with respect thereto as to the original Cash Security Deposit, as set forth subsection (a) above.

9. Initial Improvements. The construction of any Initial Improvements to the Premises shall be undertaken in accordance with the terms and conditions of this Lease and the terms set forth in the Work Letter attached hereto as Exhibit D and incorporated herein by this reference. Unless otherwise stated herein, the parties’ respective obligations for payment of the Initial Improvements shall be governed by the terms of the Work Letter. Except as expressly stated in this Lease and in the Work Letter, Landlord shall have no obligation to improve or otherwise modify the Premises for Tenant’s occupancy.

10. Maintenance and Repair. Landlord shall make such improvements, repairs or replacements as may be necessary for normal maintenance of the Building Systems serving the Premises, the exterior and the structural portions of the Building and the Common Areas. Subject to the terms of Section 7, the maintenance and repairs to be performed by Landlord hereunder shall be at Landlord’s expense, unless the need for such maintenance or repairs was caused by the negligence or willful misconduct of Tenant, its employees, agents, contractors or invitees, in which event Tenant shall reimburse Landlord for the cost of such maintenance or repairs, plus a construction oversight fee for Landlord in an amount equal to five percent (5%) of the cost and expense of such maintenance or repairs; the construction oversight or management fee, if any, applicable to construction of the Initial Improvements shall be governed by the terms of the Work Letter and not by the provisions of this Section. Except to the extent that Landlord is obligated to restore and repair the Premises pursuant to Section 23, Tenant, at its sole cost, shall maintain and repair the Premises and otherwise keep the Premises in good order and repair. Notwithstanding the preceding sentence, Tenant shall not be required to make, nor be financially responsible for (except to the extent the same constitute Operating Expenses), any structural changes to the Building or to modify any Building Systems that do not exclusively serve the Premises unless the need for compliance is triggered by the construction of the Initial Improvements or Tenant’s Work or by any acts or omissions of Tenant or any of Tenant’s agents, servants, employees, customers, licensees or invitee. Any repair or maintenance by Tenant shall be undertaken in accordance with the provisions and requirements of Section 16. Landlord is not responsible for replacing and/or repairing Tenant’s fixtures or any Above Standard improvements, or fixtures. Except as expressly provided in this Lease, Tenant shall accept the Premises including any existing appliances and Above Standard fixtures in their “AS IS, WHERE IS” condition as of the Effective Date. For purposes of this Lease, all Above Standard improvements and fixtures existing in the Premises as of the Effective Date shall be deemed to be Tenant’s property until the expiration or earlier termination of this Lease or Tenant’s right to possession of the Premises under this Lease, at which time such Above Standard improvements and fixtures shall become the property of Landlord and shall be surrendered to Landlord with the Premises.

11. Services. Landlord shall furnish Tenant during Tenant’s occupancy of the Premises the following services: (i) janitorial service in accordance with the Cleaning and Janitorial Service specifications attached hereto as Exhibit B, (ii) domestic water at those points of supply for normal lavatory and drinking purposes to be drawn from the public lavatory in the core of the floor on which the Premises are located, (iii) electricity for normal, Building Standard office uses subject to Section 12, (iv) elevator service at the times and frequency reasonably required for normal business use of the Premises, (v) lamp and ballast replacement for Building Standard light fixtures, (vi) HVAC service between 7:00 o’clock a.m. and 7:00 o’clock p.m. on Monday through Friday (“Building Standard Hours”), except on New Year’s Day, Memorial Day, July 4, Labor Day, Thanksgiving Day, the date after Thanksgiving Day, Christmas Day and other holidays designated by Landlord (“Holidays”). If any Holiday falls on a weekend, the Building may observe the Holiday on the preceding Friday or the succeeding Monday. In addition to HVAC service provided during Building Standard Hours, Landlord shall, upon Tenant’s request, provide HVAC service to the Premises between the hours of 8:00 o’clock a.m. and 1:00 o’clock p.m. on Saturday, at no additional charge to Tenant, provided that such request is made no later than noon on the immediately preceding day. Tenant may periodically request, and Landlord shall furnish, HVAC service on days and at times other than those referred to above, provided Tenant requests such service in accordance with the Project Rules, defined below, then in effect, and agrees to reimburse Landlord for this service at the then existing rate being charged in the Building. If Tenant utilizes services provided by Landlord hereunder in either quantity and/or quality exceeding the quantity and/or quality customarily utilized by normal office uses of comparable premises in the Building, then Landlord may separately meter or otherwise monitor Tenant’s use of such services, and charge Tenant a reasonable amount for such excess usage; such amount shall constitute additional Rent due hereunder within fifteen (15) days of Tenant’s receipt of Landlord’s statement for such excess. Landlord shall not be liable for any damages directly or indirectly resulting from, nor shall any Rent be abated by reason of, the installation, use or interruption of use of any equipment in connection with furnishing any of the foregoing services, or failure to furnish or delay in furnishing any such service except when such failure or delay is caused by the gross negligence or willful misconduct of Landlord. The failure to furnish any such services shall not be construed as an eviction of Tenant or relieve Tenant from any of its obligations under this Lease. Tenant shall, at Tenant’s expense, be responsible for cleaning and maintaining any Above Standard improvements or fixtures, including Above Standard Tenant Work, defined below, and Above Standard Initial Improvements, in the Premises.

If any governmental entity imposes mandatory or suggests or requests voluntary controls or guidelines on Landlord or the Project or any part thereof, relating to the services provided by Landlord, or the reduction of emissions, Landlord may make such alterations to the Building or any other part of the Project related thereto and take such other steps as are necessary to comply with such controls and guidelines, the cost of such compliance and alterations shall be included in Operating Expenses, and Landlord shall not be liable therefor, for damages or otherwise, nor shall the same be construed either as an eviction of Tenant, or result in an abatement of Rent.

Provided, however, that if Landlord shall fail to provide any service to Tenant that Landlord is required to provide to Tenant hereunder, and such failure shall persist for a period of fourteen (14) days after Landlord’s receipt of written notice from Tenant of the existence of such failure, and such failure is not due to a Force Majeure Event, defined below, and as a result of such failure, the Premises or a portion thereof shall be substantially unusable by Tenant for the purposes for which they were leased to Tenant hereunder, then, commencing with the expiration of such fourteen (14) day period, Tenant’s Rent due under this Lease shall abate in the proportion that the rentable square footage of the portion of the Premises rendered substantially unusable by such failure bears to the total Rentable Area of Premises for the period of time that such portion is substantially unusable.

12. Electrical Usage. Landlord shall supply sufficient electrical capacity to a panel box located in the core of each floor for lighting and for Tenant’s office equipment to the extent that the total demand load at 100% capacity of such lighting and equipment does not exceed six (6) watts per RSF in the Premises (“Electrical Design Load”). If Tenant utilizes any portion of the Premises on a regular basis beyond Building Standard Hours or in any manner in excess of the Electrical Design Load, Landlord shall have the right to separately meter such space and charge Tenant for all excess usage; additionally, Landlord shall have the right, at Tenant’s expense, to separately meter any Above Standard fixture(s) in the Premises, such as water heaters and vending machines, and to charge Tenant for the electricity consumed by such fixture(s). If separate metering is not practical, Landlord may reasonably estimate such excess usage and charge Tenant a reasonable hourly rate. Tenant shall pay to Landlord the cost of all electricity consumed in excess of six (6) watts per RSF in the Premises for the number of hours in the Building Standard Hours for the relevant period, plus any actual accounting expenses incurred by Landlord in connection with the metering or calculation thereof. Tenant shall pay the cost of installing, maintaining, repairing and replacing all such meters. In the event that the level of occupancy of the Premises, or any machinery or equipment located in the Premises, creates unusual demands on the HVAC system serving the Premises, then Tenant may install, and Landlord may require that Tenant install, its own supplemental HVAC unit(s) (“Supplemental HVAC Equipment”) in the Premises, and in either event the installation, maintenance and removal of the Supplemental HVAC Equipment shall be governed by the terms of Exhibit F attached hereto and incorporated herein by this reference.

13. Communication Lines. Subject to Building design limits and its existing, or then existing, capacity, Tenant may install, maintain, replace, remove or use communications or computer wires and cables which service the Premises (“Lines”), provided: (a) Tenant shall obtain Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and shall use contractors reasonably approved in writing by Landlord; (b) all such Lines shall be plenum rated and neatly bundled, labeled and attached to beams and not to suspended ceiling grids; (c) any such installation, maintenance, replacement, removal or use shall comply with all Laws applicable thereto, including, but not limited to, the National Electric Code, and shall not interfere with any then existing Lines at the Building; and (d) Tenant shall pay all costs and expenses in connection therewith. Landlord reserves the right to require Tenant to remove any Lines located in or serving the Premises which violate this Lease or represent a dangerous or potentially dangerous condition, within three (3) business days after written notice. Tenant shall remove all Lines installed by or on behalf of Tenant upon termination or expiration of this Lease. Any Lines that Landlord expressly permits to remain at the expiration or termination of this Lease shall become the property of Landlord without payment of any type. Under no circumstances shall any Line problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease.

14. Prohibited Use. Tenant shall not do or permit anything to be done within the Project nor bring, keep or permit anything to be brought or kept therein, which is prohibited by any Laws now in force or hereafter enacted or promulgated, or which is prohibited by any insurance policy or which may increase the existing rate or otherwise affect any insurance which Landlord carries on the Project. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants, or injure or annoy them or use or allow the Premises to be used for any unlawful or objectionable purpose. Tenant shall not commit or suffer to be committed any waste to, in or about the Premises or Project.

15. Legal Requirements; Project Rules. Tenant shall comply with, and shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord and its directors, officers, partners, members, shareholders, employees and agents harmless from any and all obligations, claims, administrative proceedings, judgments, damages, fines, penalties, costs, and liabilities, including reasonable attorneys’ fees (collectively, “Costs”) incurred by Landlord as a result of the failure by Tenant, its employees, agents or contractors to comply with all Laws relating to the use, condition or occupancy of the Premises now or hereafter enacted, and the Project Rules, defined below. Tenant shall cause its employees, agents and contractors to comply with, and shall use reasonable efforts to cause its invitees to, comply with, all Laws applicable to the Project. Tenant shall not cause or permit the use, generation, storage, release or disposal in or about the Premises or the Project of any substances, materials or wastes subject to regulation under any Laws from time to time, including, without limitation, flammable, explosive, hazardous, petroleum, toxic or radioactive materials, unless Tenant shall have received Landlord’s prior written consent, which consent Landlord may withhold or revoke at any time in its sole and absolute discretion. Tenant shall comply with, and cause its employees, agents and contractors to comply with, and shall use its reasonable efforts to cause its invitees to comply with, the rules and regulations of the Project adopted by Landlord from time to time for the safety, care and cleanliness of the Premises and the Project (“Project Rules”). In the event of any conflict between this Lease and the Project Rules, the provisions of this Lease shall control. Landlord shall not have any liability to Tenant for any failure of any other tenants to comply with the Project Rules. The Project Rules in effect as of the Effective Date are attached hereto as Exhibit C. In the event that any Governmental Authority, ordinance or other Law applicable to the Project requires either Landlord or Tenant to establish and implement a transportation management plan designed to reduce the number of single-occupancy vehicles being used by employees and other permitted occupants of the Building for commuting to and from the Building, then Tenant shall cooperate with Landlord in establishing and implementing such plan.

16. Alterations, Additions and Improvements. Except for the Initial Improvements (which shall be constructed pursuant to the Work Letter), Tenant shall not permit, make or allow to be made any construction, alterations, physical additions or improvements in or to the Premises (“Tenant Work”) without obtaining the prior written consent of Landlord, nor place any signs in the Premises which are visible from outside the Premises, without obtaining the prior written consent of Landlord, which may be withheld in

Landlord’s sole discretion. Notwithstanding the foregoing, Landlord will not unreasonably withhold its consent to Tenant Work that: (i) is non-structural and does not adversely affect any Building Systems or improvements, (ii) is not visible from the exterior of the Premises, (iii) does not affect the exterior of the Building or any Common Areas, (iv) does not violate any provision of this Lease, (v) does not violate any Laws, and (vi) will not interfere with the use and occupancy of any other portion of the Project by any other tenant or occupant of the Project. Tenant’s plans and specifications and all contractors, subcontractors, vendors, architects arid engineers (collectively, “Outside Contractors”) shall be subject to Landlord’s prior written approval. If requested by Landlord, Tenant shall execute a work letter for any such Tenant Work substantially in the form then used by Landlord for construction performed by tenants of the Building. Tenant shall pay Landlord a construction oversight fee in an amount equal to five percent (5%) of the cost and expense of any Tenant Work whether undertaken by Landlord or Tenant; the construction oversight or management fee, if any, applicable to construction of the Initial Improvements shall be governed by the terms of the Work Letter and not by the provisions of this Section. Landlord may hire outside consultants to review such documents and information furnished to Landlord, and Tenant shall reimburse Landlord for the cost thereof, including reasonable attorneys’ fees, upon demand. Neither review nor approval by Landlord of any plans or specifications shall constitute a representation or warranty by Landlord that such documents either (i) are complete or suitable for their intended purpose, or (ii) comply with applicable Laws, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or any other person or entity for such completeness, suitability or compliance. Tenant shall furnish any documents and information reasonably requested by Landlord, including “as-built” drawings (both in paper and in electronic format acceptable to Landlord) after completion of such Tenant Work. Landlord may impose such conditions on Tenant Work as are reasonably appropriate, including, without limitation, compliance with any construction rules adopted by Landlord from time to time, requiring Tenant to furnish Landlord with security for the payment of all costs to be incurred in connection with such Tenant Work, insurance covering Landlord against liabilities which may arise out of such work, plans and specifications, and permits for such Tenant Work. All Building Standard Tenant Work shall become the property of Landlord upon completion and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease or Tenant’s right to possession of the Premises under this Lease, unless Landlord shall require removal or restoration of such Tenant Work by Tenant. All Tenant Work that is Above Standard shall be and remain the property of Tenant, and shall be maintained by Tenant in good condition and repair throughout the Term, until the expiration or earlier termination of this Lease or Tenant’s right to possession of the Premises under this Lease, at which time such Tenant Work shall become the property of Landlord and shall be surrendered to Landlord with the Premises, unless Landlord specifies, at the time of the approval of the installation of such Above Standard Tenant Work, that Landlord will require Tenant to remove same upon the expiration or earlier termination of this Lease or Tenant’s right to possession of the Premises under this Lease. Any Tenant Work that Tenant is required to remove from the Premises upon the expiration or earlier termination of this Lease or Tenant’s right to possession of the Premises under this Lease shall be removed at Tenant’s sole expense, and Tenant shall, at Tenant’s expense, promptly repair any damage to the Premises, the Building or the Project caused by such removal. Tenant shall not allow any liens to be filed against the Premises or the Project in connection with any Tenant Work or otherwise. if any liens are filed, Tenant shall cause the same to be released within five (5) days after Tenant’s receipt of notice of such lien by bonding or other method acceptable to Landlord. All Outside Contractors shall maintain insurance in amounts and types required by, and in compliance with, Section 20. An ACORD 25 (or its equivalent) certificates of insurance in the most recent edition available evidencing such coverage shall be provided to Landlord prior to commencement of any Tenant Work. All Outside Contractors shall perform all work in a good and workmanlike manner, in compliance with all Laws and all applicable Project Rules and Building construction rules. No Tenant Work shall be unreasonably disruptive to other tenants. Prior to final completion of any Tenant Work, Landlord may prepare and submit to Tenant a punch list of items to be completed, and Tenant shall diligently complete all such punch list items.

17. Tenant’s Equipment. Except for personal computers, facsimile machines, copiers and other similar office equipment, Tenant shall not install within the Premises any fixtures, equipment or other improvements until the plans and location thereof have been approved by Landlord. The location, weight and supporting devices for any libraries, central filing areas, safes and other heavy equipment shall in all cases be approved by Landlord prior to initial installation or any relocation. Landlord may prohibit any article, equipment or any other item that may exceed the load capacity of the Building from being brought into the Building.

18. Taxes on Tenant’s Property. Tenant shall pay all ad valorem and similar taxes or assessments levied upon all equipment, fixtures, furniture and other property placed by Tenant in the Premises and all license and other fees or taxes imposed on Tenant’s business. If any improvements installed or placed in the Project by, or at the expense of, Tenant result in Landlord being required to pay higher taxes with respect to the Project than would have been payable otherwise, Tenant shall pay to Landlord, within fifteen (15) days after demand, the amount by which such excess taxes are reasonably attributable to Tenant.

19. Access. Landlord shall have the right to enter the Premises at all reasonable times in order to inspect the condition of the Premises, show the Premises (provided that showing the Premises to prospective tenants will only occur during the twelve (12) month period preceding the Expiration Date or at any other time during the Term while a Default by Tenant exists), determine if Tenant is performing its obligations hereunder, perform the services or make the repairs that Landlord is obligated or elects to perform hereunder, make repairs to adjoining space, cure any Defaults of Tenant hereunder that Landlord elects to cure, and remove from the Premises any improvements or property placed therein in violation of this Lease. Except in the case of an emergency or to perform routine services hereunder, Landlord shall use reasonable efforts to provide Tenant prior notice of such access, and in all events shall use commercially reasonable efforts to endeavor in good faith to enter in such a manner as not to unreasonably interfere with Tenant’s conduct of its business in the Premises.

20. Tenant’s Insurance. At all times after the execution of this Lease, Tenant will carry and maintain, at its expense with insurance companies reasonably acceptable to Landlord that are rated no less than A-, Class VII, by A.M. Best Company: (i) a commercial general liability insurance policy, including products/completed operations and insurance against assumed or contractual liability under this Lease, for liability arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto, including any portion of the Common Areas used by Tenant, Tenant’s invitees, contractors, employees or agents, to afford protection with respect to bodily injury, death or property damage (including loss of use) of not less than One Million Dollars ($1,000,000) each occurrence/Two Million Dollars ($2,000,000) aggregate; (ii) a property insurance policy insuring all Above Standard improvements and fixtures in the Premises, and all personal property located within the Premises, on the “Special Form,” including theft coverage, written at replacement cost value with replacement cost endorsements, covering all of Tenant’s property, and business interruption coverage in an amount that will reimburse Tenant for direct or indirect loss of earnings attributable to the perils insured against under section (i) above and this section (ii), and other perils commonly insured against by prudent business owners, or attributable to prevention of access to the Premises, for a period of at least eighteen (18) months; (iii) a workers’ compensation insurance policy with applicable statutory limits, including employers liability insurance with limits of not less than One Million Dollars ($1,000,000.00); (iv) automobile liability insurance with single limit coverage of at least $1,000,000 for all owned, leased/hired or non-owned vehicles; (v) if Tenant will serve or sell alcohol at the Project, a liquor liability insurance policy with minimum coverage of One Million Dollars ($1,000,000.00); and (vi) an excess/umbrella liability policy “following form” of not less than Four Million Dollars ($4,000,000), including a “drop down” feature in case the limits of the primary policy are exhausted. Landlord may also require all Outside Contractors to provide in addition to the insurance coverages referenced above such other insurance in amounts and types and with such companies as may be reasonably requested by Landlord, including, without limitation, construction all risk/builder’s risks (including loss of revenue) insurance, owners and contractors protective liability insurance, professional errors and omissions liability insurance, and insurance covering such contractor’s equipment and tools. Each insurance policy required to be maintained hereunder by Tenant shall include an “Additional Insured Endorsement” in favor of Landlord, Parkway Properties, Inc., Parkway Properties LP and Eola Capital LLC, and their direct and indirect parent companies and subsidiaries and any of their affiliated entities, successors and assigns, as well as their respective current or future directors, officers, employees, partners, members and agents. Tenant’s insurance shall be considered primary, not excess, and non-contributory with Landlord’s insurance policies. Deductible amounts, if any, under such policies shall be commercially reasonable. An ACORD 25 certificate of such insurance in the most recent edition available and reasonably satisfactory to Landlord, or certified copies of the policies, shall be furnished to Landlord on or before the earlier of the Commencement Date or ten (10) days after execution of the Lease, reflecting the limits and endorsements required herein, and renewal ACORD 25 certificates or certified copies of renewal policies shall be delivered to Landlord at least ten (10) days prior to the expiration date of any policy. Each policy shall be endorsed to provide notice of nonrenewal to Landlord and shall further provide that it may not be altered or canceled without thirty (30) days prior notice to Landlord. Landlord agrees to cooperate with Tenant to the extent reasonably requested by Tenant to enable Tenant to obtain such insurance. Landlord shall have the right to require increased limits if, in Landlord’s reasonable judgment, such increase is necessary. Tenant shall pay all premiums and charges for all of said policies, and, if Tenant shall fail to make any such payment when due or carry any such policy, Landlord may, but shall not be obligated to, make such payment or carry such policy, and the amount paid by Landlord, with interest thereon at the Default Rate, shall be repaid to Landlord by Tenant within ten (10) days following demand therefor, and all such amounts so repayable, together with such interest, shall be deemed to constitute additional Rent hereunder. Payment by Landlord of any such premium, or the carrying by Landlord of any such policy, shall not be deemed to waive or release Tenant from any remedy available to Landlord under this Lease.

21. Landlord’s Insurance. Landlord shall maintain, during the Term of this Lease, (i) a commercial general liability insurance policy of not less than One Million Dollars ($1,000,000) each occurrence/Two Million Dollars ($2,000,000) aggregate, (ii) a property insurance policy on the “Special” Perils policy form, including theft coverage, written at full replacement cost value and with replacement cost endorsement, covering the Project, including the Building and all Building Standard improvements and fixtures in the Premises, but specifically excluding any Above Standard improvements or fixtures until such time as such Above Standard improvements or fixtures shall become the property of Landlord as provided above, and all personal property, fixtures and improvements therein belonging to Landlord, (iii) an excess liability policy “following form” of not less than Four Million Dollars ($4,000,000), including a “drop down” feature in case the limits of the primary policy are exhausted, and (iv) such additional or alternative insurance as may be required by the holder of the Mortgage or as Landlord may reasonably determine is appropriate and consistent with other owners of Class A Buildings. Landlord shall not be obligated to insure any property of Tenant.

22. Waiver of Subrogation; Mutual Waiver of Liability. All policies of insurance required to be carried by either party hereunder shall include a waiver of subrogation endorsement, containing a waiver by the insurer of all right of subrogation against the other party in connection with any loss, injury or damage thereby insured against. The waiver of subrogation shall apply regardless of any deductible (or self-insured retention) or self-insurance carried by either party. Any additional premium for such waiver shall be paid by the primary insured. To the full extent permitted by Law, Landlord and Tenant each waive all rights of recovery against the other (and any officers, directors, partners, employees, agents and representatives of the other), and agree to release the other from liability, for loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect covering the party seeking recovery at the time of such loss or damage or would be covered by the insurance required to be maintained under this Lease by the party seeking recovery, WHETHER OR NOT SUCH DAMAGE OR LOSS MAY BE ATTRIBUTABLE TO THE NEGLIGENCE OF EITHER PARTY OR THEIR OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES, AGENTS AND REPRESENTATIVES. If the release of either party, as set forth above, should contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released but shall be secondary to the liability of the other’s insurer. FOR THE PURPOSE OF THE FOREGOING WAIVER, THE AMOUNT OF ANY DEDUCTIBLE OR SELF-INSURED RETENTION APPLICABLE TO ANY LOSS OR DAMAGE SHALL BE DEEMED COVERED BY, AND RECOVERABLE BY THE INSURED UNDER THE INSURANCE POLICY OR SELF-INSURANCE PROGRAM TO WHICH SUCH DEDUCTIBLE RELATES. IT IS THE EXPRESS INTENT OF LANDLORD AND TENANT THAT THE WAIVER OF SUBROGATION CONTAINED IN THIS SECTION 22 APPLY TO ALL MATTERS DESCRIBED HEREIN, INCLUDING, WITHOUT LIMITATION, ANY OF THE SAME THAT ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF LANDLORD OR TENANT (OR THEIR RESPECTIVE OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES, AGENTS AND REPRESENTATIVES).

23. Casualty. If the Premises or the Project is damaged or destroyed, in whole or in part, by fire or other casualty at any time during the Term and if, after such damage or destruction, Tenant is not able to use the portion of the Premises not damaged or destroyed to substantially the same extent and for the Authorized Use for which the Premises were leased to Tenant hereunder, and within sixty (60) days after Landlord’s receipt of written notice from Tenant describing such damage or destruction Landlord provides notice to Tenant that the Premises, as improved to the extent of the Building Standard improvements existing immediately prior to such destruction or casualty, cannot be repaired or rebuilt to the condition which existed immediately prior to such destruction or casualty within two hundred forty (240) days following the date of such destruction or casualty, then either Landlord or Tenant may by written notice to the other within thirty (30) days following such notice by Landlord terminate this Lease. Unless such damage or destruction is the result of the negligence or willful misconduct of Tenant or its employees, agents, contractors or invitees, the Rent shall be abated for the period and proportionately to the extent that after such damage or destruction Tenant is not able to use the portion of the Premises damaged or destroyed for the Authorized Use and to substantially the same extent as Tenant used the Premises prior thereto. If this Lease is not terminated pursuant to the foregoing, then upon receiving the available insurance proceeds,

Landlord shall restore or replace the damaged or destroyed portions of the Premises, as improved to the extent of the Building Standard improvements existing immediately prior to such destruction or casualty, or Project; Tenant shall restore or replace the improvements to the Premises required to be insured by Tenant hereunder; and this Lease shall continue in full force and effect in accordance with the terms hereof except for the abatement of Rent referred to above, if applicable, and except that the Term shall be extended by a length of time equal to the period beginning on the date of such damage or destruction and ending upon completion of such restoration or replacement. Landlord shall restore or replace the damaged or destroyed portions of the Premises or Project that Landlord is required to restore or replace hereunder within a reasonable time, subject to Force Majeure Events and the availability of insurance proceeds. If either party elects to terminate this Lease as provided in this Section, this Lease shall terminate on the date which is thirty (30) days following the date of the notice of termination as if the Term hereof had been scheduled to expire on such date, and, except for obligations which are expressly stated herein to survive the expiration or earlier termination of this Lease, neither party shall have any liability to the other party as a result of such termination. Landlord shall not be obligated to repair any damage to Above Standard improvements or fixtures, Tenant’s inventory, trade fixtures or other personal property. If the Premises or any portion of the Project are damaged or destroyed by fire or other casualty caused by the negligence or willful misconduct of Tenant, its employees, agents, contractors, or invitees, then any repair or restoration of the Premises by Landlord pursuant to the terms of this Section shall be at Tenant’s sole cost and expense. Notwithstanding anything in this Section to the contrary, Landlord shall have no obligation to repair or restore the Premises or the Project on account of damage resulting from any casualty which occurs during the last twelve (12) months of the Term, or if the estimated cost of such repair or restoration would exceed fifty percent (50%) of the reasonable value of the Building prior to the casualty. The abatement of Rent, if applicable hereunder, and termination of this Lease by Tenant, if applicable hereunder, are the sole remedies available to Tenant in the event the Premises or the Project is damaged or destroyed, in whole or in part, by fire or other casualty.

24. Condemnation. If more than fifty percent (50%) of the Premises or if a substantial portion of the Building is taken by the power of eminent domain, then either Landlord or Tenant shall have the right to terminate this Lease by written notice to the other within thirty (30) days after the date of taking; provided, however, that a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Premises or Building taken shall be of such extent and nature as to substantially impair Tenant’s use of the Premises or the balance of the Premises remaining and Landlord is unwilling or unable to provide reasonable replacement space within the Project. In the event of any taking, Landlord shall be entitled to any and all compensation and awards with respect thereto, except for an award, if any, specified by the condemning authority for any claim made by Tenant for property that Tenant has the right to remove upon termination of this Lease. Tenant shall have no claim against Landlord for the value of any unexpired portion of the Term. In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Rent shall be equitably reduced as to the square footage so taken.

25. Waiver of Claims. Except for the willful misconduct or gross negligence of Landlord, its employees, agents or contractors, Landlord shall not be liable to Tenant for damage to person or property caused by defects in the HVAC, electrical, plumbing, elevator or other apparatus or systems, or by water discharged from sprinkler systems, if any, in the Building, nor shall Landlord be liable to Tenant for the theft or loss of or damage to any property of Tenant whether from the Premises or any part of the Building or Project, including, without limitation, the loss of trade secrets or other confidential information, EVEN IF THE SAME IS CAUSED BY THE NEGLIGENCE OF LANDLORD, ITS EMPLOYEES, AGENTS OR CONTRACTORS. IT IS THE EXPRESS INTENT OF LANDLORD AND TENANT THAT THE WAIVER OF CLAIMS CONTAINED IN THIS SECTION 25 APPLY TO ALL MATTERS DESCRIBED HEREIN, INCLUDING, WITHOUT LIMITATION, ANY OF THE SAME THAT ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF LANDLORD, ITS EMPLOYEES, AGENTS OR CONTRACTORS. Landlord agrees to make commercially reasonable efforts to protect Tenant from interference or disturbance by third persons, including other tenants; however, Landlord shall not be liable for any such interference, disturbance or breach, whether caused by another tenant or tenants or by Landlord or any other person, nor shall Tenant be relieved from any obligation under this Lease because of such interference, disturbance or breach. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease, provided that the Premises are not thereby rendered untenantable. In no event shall Landlord, Parkway Properties LP or Eola Capital LLC or their directors, officers, shareholders, partners, members, employees, or agents be liable in any manner for incidental, consequential or punitive damages, loss of profits, or business interruption. The waivers in this Section shall survive the expiration or earlier termination of this Lease.

26. Indemnity.

(a) Except for claims, rights of recovery and causes of action covered by the waiver of subrogation contained in Section 22 or waived in Section 25, Landlord shall indemnify and hold harmless Tenant and its agents, directors, officers, shareholders, partners, members, employees and invitees, from all claims, losses, costs, damages, or expenses (including reasonable attorneys’ fees) in connection with any injury to, including death of, any person or damage to any property arising, wholly or in part, out of any action, omission, or neglect of Landlord or its directors, officers, shareholders, members, partners, employees, agents, invitees, or guests, or any parties contracting with any such party, relating to the Premises, or arising, wholly or in part, out of any gross negligence or willful misconduct of Landlord, or its directors, officers, shareholders, members, partners, employees, or agents, or any parties contracting with any such party, relating to the Project exclusive of the Premises. If Tenant shall without fault on its part, be made a party to any action commenced by or against Landlord, for which Landlord is obligated to indemnify Tenant hereunder, then Landlord shall protect and hold Tenant harmless from, and shall pay all costs and expenses, including reasonable attorneys’ fees, of Tenant in connection therewith.

(b) Except for claims, rights of recovery and causes of action covered by the waiver of subrogation contained in Section 22, Tenant shall indemnify and hold harmless Landlord and its agents, directors, officers, shareholders, partners, members, employees and invitees, from all claims, losses, costs, damages, or expenses (including reasonable attorneys’ fees) in connection with any injury to, including death of, any person or damage to any property arising, wholly or in part, out of any prohibited use of the Premises or other action, omission, or neglect of Tenant or its Outside Contractors, directors, officers, shareholders, members, partners, employees, agents, invitees, subtenants or guests, or any parties contracting with such party relating to the Project. If Landlord shall without fault on its part, be made a party to any action commenced by or against Tenant, for which Tenant is obligated to indemnify Landlord hereunder, then Tenant shall protect and hold Landlord harmless from, and shall pay all costs, expenses, including reasonable attorneys’ fees, of Landlord in connection therewith.

(c) Landlord’s and Tenant’s obligations under this Section shall not be limited by the amount or types of insurance maintained or required to be maintained under this Lease. The obligations under this Section shall survive the expiration or earlier termination of this Lease.

27. Non-Waiver. No consent or waiver, express or implied, by Landlord to any breach by Tenant of any of its obligations under this Lease shall be construed as or constitute a consent or waiver to any other breach by Tenant. Neither the acceptance by Landlord of any Rent or other payment, whether or not any Default by Tenant is then known to Landlord, nor any custom or practice followed in connection with this Lease shall constitute a waiver of any of Tenant’s obligations under this Lease. Failure by Landlord to complain of any act or omission by Tenant or to declare that a Default has occurred, irrespective of how long such failure may continue, shall not be deemed to be a waiver by Landlord of any of its rights hereunder. Time is of the essence with respect to the performance of every obligation of Tenant in which time of performance is a factor. No payment by Tenant or receipt by Landlord of an amount less than the Rent due shall be deemed to be other than a partial payment of the Rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to its right to recover the balance of such Rent or pursue any other right or remedy. Except for the execution and delivery of a written agreement expressly accepting surrender of the Premises, no act taken or failed to be taken by Landlord shall be deemed an acceptance of surrender of the Premises.

28. Quiet Possession. Provided Tenant has performed all its obligations, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, subject to the provisions of this Lease.

29. Notices. Each notice required or permitted to be given hereunder shall be in writing and may be personally delivered, sent via nationally recognized overnight courier or placed in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed in each case at the address specified herein. A notice shall be deemed to have been received (a) upon the date of delivery or refusal thereof, if delivered personally or by overnight courier, or (b) if sent by registered or certified mail or overnight delivery, (i) the date of delivery of such notice, as indicated on the duly completed United States Postal Service return receipt, if such receipt reflects delivery of such notice, (ii) on the date of refusal of such notice, if the refused notice reflects the date on which such notice is refused, or (iii) three (3) days after mailing of such notice, if the date of delivery of such notice cannot otherwise be established as provided above. Prior to the Commencement Date, the address for notices to Tenant shall be the address set forth in Section 1; after the Commencement Date, the address for Tenant shall be the Premises. Any notices to Landlord shall be addressed and given to Landlord at both of the following addresses:

c/o PINY Masters TRS Services, LLC	c/o Parkway Properties Inc.
Attn: Property Manager	Attn: Asset Manager, Texas
401 Congress, Suite 2670	10497 Town and Country Way, Suite 250
Austin, TX 78701	Houston, TX 77024

30. Landlord’s Failure to Perform. If Landlord fails to perform any of its obligations hereunder, Landlord shall not be in default and Tenant shall not have any rights or remedies growing out of such failure unless Tenant gives Landlord written notice setting forth in reasonable detail the nature and extent of such failure and such failure is not cured within thirty (30) days following Landlord’s receipt of such notice or such longer period as may otherwise be provided herein. If such failure cannot reasonably be cured within thirty (30) days, the length for curing shall be extended as reasonably required. In no event shall Tenant’s remedies for an alleged or actual failure of Landlord to perform its obligations under this Lease include the termination of this Lease.

31. Tenant’s Failure to Perform. If Tenant fails to perform any of its obligations hereunder, and such failure shall continue following the giving of any required notice, and the expiration of any applicable cure and/or grace period, in addition to the other rights of Landlord, Landlord shall have the right, but not the obligation, to perform all or any part of Tenant’s obligations. Upon receipt of a demand therefor, Tenant shall reimburse Landlord for the actual cost of performing such obligations, plus interest thereon at the Default Rate, defined below.

32. Default.

(a) “Default” means the occurrence of any one or more of the following: (1) failure of Tenant to pay when due any Rent or other amount required to be paid hereunder, if such failure continues for more than five (5) days after Tenant’s receipt of written notice thereof from Landlord; provided, however, that Landlord shall not be required to provide Tenant with notice of such failure and the five (5) day period within which to cure such failure more than three (3) times during the Term, and a subsequent failure to timely pay the Rent when due shall immediately constitute a Default hereunder; (ii) failure of Tenant, after fifteen (15) days written notice, to observe and fully perform all of Tenant’s obligations hereunder, other than payment of Rent which is covered above, except as otherwise provided below (or so long as Tenant commenced to cure such default promptly following receipt of such notice, but the default is not curable within fifteen (15) days despite undertaking all reasonable efforts, then such period shall be extended, but in no event more than an additional thirty (30) days); (iii) the adjudication of Tenant to be bankrupt; (iv) the filing by Tenant of a voluntary petition in bankruptcy or other similar proceedings; (v) the making by Tenant of a general assignment for the benefit of its creditors; (vi) the appointment of a receiver of Tenant’s interests in the Premises; (vii) any involuntary proceedings instituted against Tenant under any bankruptcy or similar laws, unless such is dismissed or stayed within sixty (60) days thereafter; (viii) if the Tenant is an individual or if the Tenant is controlled by a single individual, the death or incapacity of such individual; (ix) the filing of a voluntary petition in bankruptcy or other similar proceeding by any Guarantor of Tenant’s obligations hereunder, or if such Guarantor is an individual or controlled by a single individual, the death or incapacity of such individual; (x) the voluntary or involuntary dissolution of the Guarantor, or any transaction involving the Guarantor which, if done by Tenant would constitute an assignment by Tenant hereunder, without the written consent of Landlord; or (xi) vacancy of the Premises for more than sixty (60) consecutive days. Notwithstanding any applicable notice and cure period provided above, Landlord shall not, with respect to the occurrence of any of the events described in subparts (ii) through (xi) above, be required to provide Tenant with notice of such failure and the cure period, if any, that would otherwise be applicable to such failure, more than three (3) times during the Term for substantially the same failure, and, at Landlord’s election, a subsequent occurrence of substantially the same failure shall immediately constitute a Default hereunder.

(b) Upon the occurrence of a Default and as long as it shall continue, Landlord may, at its option and without waiving any other rights available herein, at law, or in equity, require Tenant to pay Rent by (a) wire transfer of funds to an account designated by Landlord or (b) direct draft from Tenant’s account through bank draft, ACH transfer, or other equivalent funds transfer to Landlord’s designated account. Execution of this Lease by Tenant and Landlord shall be evidence of Landlord’s authorization to debit Tenant’s account as set forth herein. Tenant shall provide all necessary information and execute any additional documents requested by Landlord to facilitate payment of Rent by the method designated by Landlord. Tenant’s failure to provide such information or documents within five (5) days after written notice by Landlord shall constitute a Default hereunder.

(c) Upon the occurrence of a Default, Landlord may, at its option, without terminating this Lease, and with or without notice to Tenant, enter into and upon the Premises and, without being liable for any damages as a result thereof, maintain the Premises and repair or replace any damage to the Premises or do anything for which Tenant is responsible hereunder on Tenant’s behalf; and, in such event, Tenant shall reimburse Landlord immediately upon demand for any actual expenses which Landlord incurs in effecting Tenant’s compliance under this Lease.

(d) In addition, if a Default occurs, then or at any time thereafter while such Default continues, Landlord, at its option, may, without waiving any other rights available herein, at law, or in equity, either terminate this Lease or terminate Tenant’s right to possession without terminating this Lease. In either event, Landlord may, without additional notice and without court proceedings, reenter and repossess the Premises, and remove all persons and property therefrom using such force as may be necessary, and Tenant hereby waives any claim arising by reason thereof or by reason of issuance of any distress warrant and agrees to hold Landlord harmless from any such claims. If Landlord elects to terminate this Lease, it may treat the Default as an entire breach of this Lease and Tenant immediately shall become liable to Landlord for damages for the entire breach in an amount equal to the total Rent and all other payments due for the balance of the Term discounted at the rate of six percent (6%) per annum to the then present value, less the fair rental value of the Premises for the balance of the Term (taking into account, among other factors, the probability of reletting the Premises for all or part of the remainder of the Term, and the anticipated duration of the period the Premises will be unoccupied prior to reletting) similarly discounted to present value, plus the cost of repossessing, remodeling and re-renting the Premises, and all unpaid Rent through the date of such termination. If Landlord elects to terminate Tenant’s right to possession of the Premises without terminating this Lease, Landlord may rent the Premises or any part thereof for the account of Tenant to any person for such rent and for such terms and other conditions as Landlord deems practical, and Tenant shall be liable to Landlord for the amount, if any, by which the total Rent and all other payments herein provided for the unexpired balance of the Term exceed the net amount, if any, received by Landlord from such re-renting, being the gross amount so received less the cost of repossession, re-renting, remodeling and other expenses relating thereto; Tenant shall be and remain liable for such net amount even after an eviction of Tenant from the Premises, should an eviction of Tenant from the Premises occur. Such sums shall be immediately due and payable by Tenant upon demand. In no event shall Tenant be entitled to any rents received by Landlord from reletting the Premises, even if Landlord relets the Premises for an amount exceeding the Rent due from Tenant for the remainder of the unexpired Term. If a Default occurs or in case of any holding over or possession by Tenant of the Premises after the expiration or termination of this Lease, Tenant shall reimburse Landlord on demand for all costs incurred by Landlord in connection therewith, including, but not limited to, reasonable attorneys’ fees, court costs and related costs plus interest thereon at the Default Rate, defined below. Actions by Landlord to collect amounts due from Tenant as provided in this Section may be brought at any time, and from time to time, on one or more occasions, without the necessity of Landlord’s waiting until the termination of this Lease. The remedies expressed herein are cumulative and not exclusive, and the election by Landlord to terminate Tenant’s right to possession without terminating this Lease shall not deprive Landlord of the right, and Landlord shall have the continuing right, to terminate this Lease. Upon the occurrence of a Default, Landlord shall have the right to recover from Tenant all damages caused by Tenant’s Default and to pursue all rights and remedies available at law or in equity.

(e) In the event of a termination of this Lease as a result of a Default, Tenant hereby waives all right to recover or regain possession of the Premises, to save forfeiture by payment of Rent due or by other performance of the conditions, terms or provisions hereof, and without limitation of or by the foregoing, Tenant waives all right to reinstate or redeem this Lease notwithstanding any provisions of any statute, law or decision now or hereafter in force or effect and Tenant waives all right to any second or further trial in summary proceedings, ejectment, forcible entry and detainer, forcible detainer or in any other action provided by any statute or decision now or hereafter in force or effect. Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease. Tenant expressly waives the service of any statutory demand or notice that is a prerequisite to Landlord’s commencement of eviction proceedings against Tenant, including, without limitation, the demands and notices specified in the Texas Property Code.

(f) If Landlord exercises either of the remedies provided in Sections 32(d), Tenant shall surrender possession and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises, with or without process of law, full and complete license to do so being hereby granted to Landlord, and Landlord may remove all occupants and property therefrom, using such force as may be necessary to the extent allowed by Law, without being deemed guilty in any manner of trespass, eviction or forcible entry and detainer and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law. In order to exercise its remedies hereunder and to regain possession of the Premises and to deny Tenant access thereto, Landlord or its agent may, at the expense and liability of the Tenant, alter or change any or all locks or other security devices controlling access to the Premises without posting or giving notice of any kind to Tenant, and Tenant hereby waives all of such notices or demands to the fullest extent allowed by Law. Unless contrary to Law (after giving full force and effect to Tenant’s waivers in this Lease), Landlord shall have no obligation to provide Tenant a key or grant Tenant access to the Premises so long as Tenant is in Default under this Lease. Unless contrary to Law (after giving full force and effect to Tenant’s waivers in this Lease), Tenant shall not be entitled to recover possession of the Premises, terminate this Lease, or recover any actual, incidental, consequential, punitive, statutory or other damages or award of attorneys’ fees, by reason of Landlord’s alteration or change of any lock or other security device and the resulting exclusion from the Premises of Tenant or Tenant’s agents, servants, employees, customers, licensees, invitees or any other persons from the Premises in accordance with the terms of this paragraph. TENANT ACKNOWLEDGES THAT THE PROVISIONS OF THIS SUBPARAGRAPH OF THIS LEASE SUPERSEDE THE LOCKOUT PROVISIONS OF THE TEXAS PROPERTY CODE AND TENANT FURTHER WARRANTS AND REPRESENTS THAT IT HEREBY KNOWINGLY WAIVES ANY RIGHTS IT MAY HAVE THEREUNDER TO THE FULLEST EXTENT PERMITTED BY LAW.

33. Surrender. On the last day of the Term, or upon the earlier termination hereof, Tenant shall peaceably and quietly surrender the Premises to Landlord, in good order and repair, excepting only reasonable wear and tear resulting from normal use. The Premises shall be surrendered free of all items of Tenant’s personal property, and otherwise in the condition required by the terms of this Lease, and the Premises shall be free and clear of any and all liens or encumbrances of any type.

34. Holding Over. If Tenant does not surrender possession of the Premises at the end of the Term or upon earlier termination of this Lease, at the election of Landlord, Tenant shall be a tenant-at-sufferance from day to day and the Rent due during the period of such holdover shall be one and one-half (1-1/2) times the amount which Tenant was obligated to pay for the immediately preceding month. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements to the Premises for a new tenant as a result of Tenant’s holdover, then Tenant shall be liable for all damages that Landlord suffers as a result of Tenant’s holding over in the Premises.

35. Removal of Tenant’s Property. Prior to the expiration or earlier termination of the Term, Tenant shall, at Tenant’s expense, remove all of Tenant’s removable trade fixtures and other items of personal property from the Premises. Tenant shall be responsible for any damage to the Premises or Project resulting from removal of any personal property, including Lines, of Tenant. If Tenant does not remove its property prior to termination, then, in addition to its other remedies at law or in equity, Landlord shall have the right to consider the property abandoned and such property may be removed by Landlord, at Tenant’s expense, or at Landlord’s option become its property, and Tenant shall have no further rights relating thereto or for reimbursement therefor.

36. Intentionally Omitted.

37. Interest. All amounts payable by Tenant to Landlord under this Lease, if not paid when due, shall bear interest from the date due until paid at a rate equal to the lesser of twelve percent (12%) per annum, compounded monthly, or the then maximum lawful rate (“Default Rate”).

38. Assignment and Subletting. Landlord shall have the right to transfer and assign in whole or in part, by operation of law or otherwise, its rights and obligations hereunder whenever Landlord, in its sole judgment, deems it appropriate without any liability to Tenant, and Tenant shall attorn to any party to which Landlord transfers its rights and obligations hereunder or the Building. Any sale, conveyance or transfer of the Building or Project will operate to release Landlord from liability from and after the effective date of such sale, conveyance, transfer or assignment upon all of the covenants, terms and conditions of this Lease, express or implied, except for those liabilities that arose during such Landlord’s ownership of the Project prior to the effective date of such sale, conveyance, transfer or assignment. After such effective date, Tenant will look solely to Landlord’s successor in interest in and to this Lease.

Tenant shall not assign, transfer, mortgage, pledge or otherwise encumber this Lease, or any interest herein, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or permit any other party to occupy or use the Premises, or any portion thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Landlord’s consent shall not be considered unreasonably withheld if: (i) the proposed subtenant’s or assignee’s financial responsibility or insurance does not meet the same criteria Landlord uses to select comparable Building tenants; (ii) the proposed subtenant’s or assignee’s business is not suitable for the Building considering the business of the other tenants and the Building’s prestige; (iii) the proposed use is inconsistent with the Authorized Use permitted by Section 3; or (iv) the proposed subtenant or assignee is an occupant of the Building, or if the proposed subtenant or assignee, whether or not an occupant of the Building, is in discussions with Landlord regarding the leasing of space within the Building. Whether or not Landlord consents to any proposed assignment or subletting of any portion of the Premises, Tenant shall timely pay Landlord’s review and processing fee of $750.00 (“Sublease/Assignment Processing Fee”) in addition to any reasonable professional fees (including, without limitation, legal, architectural, engineering, and consulting fees) incurred by Landlord in connection with such proposed assignment or subletting (“Sublease/Assignment Professional Fees”). The Sublease/Assignment Processing Fee shall be paid by Tenant simultaneously with each request by Tenant to assign or sublease any portion of the Premises. The Sublease/Assignment Professional Fees shall, at Landlord’s option, be paid by Tenant (a) prior to Landlord’s denial or execution of a consent to the proposed assignment or subletting or (b) within ten (10) days of Tenant’s receipt of an invoice from Landlord for such fees. Any subletting of the Premises or assignment of the Lease by Tenant in violation of the provisions of this Section 38 shall constitute a Default.

A “Change in Control” of Tenant shall be deemed for purposes of this Lease to constitute an assignment of this Lease by Tenant which shall require the consent of Landlord and entitle Landlord to exercise its options as provided hereunder. As used in this Section, a “Change in Control” shall be deemed to have occurred when: (x) any person, after the date hereof, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting interests or equity interests of Tenant and immediately after such acquisition such person is, directly or indirectly, the Beneficial Owner of voting or equity interests representing 50% or more of the total voting interest or equity interest of all of the then-outstanding equity interests or voting interests of Tenant; (y) the stockholders, partners, members or other equity holders of Tenant shall approve a merger, consolidation, recapitalization, or reorganization of Tenant, or consummation of any such transaction if equity holder approval is not sought or obtained; or (z) the stockholders, partners, members or other equity holders of Tenant shall approve a plan of complete liquidation of Tenant or an agreement for the sale or disposition by Tenant of all or a substantial portion of such entity’s assets (i.e., 50% or more of the total assets of such entity).

If Tenant desires to assign this Lease or sublease the Premises, Tenant shall provide Landlord notice in writing at least sixty (60) days in advance of the date on which Tenant desires such assignment or sublease to take effect. Tenant’s notice shall include (A) the name and address of the proposed subtenant or assignee; (B) the nature of the proposed subtenant’s or assignee’s business it will operate in the Premises; (C) the terms of the proposed sublease or assignment; and (D) reasonable financial information so that Landlord can evaluate the proposed subtenant or assignee. Landlord shall, within thirty (30) days after receiving such information, give notice to the Tenant to (i) permit or deny the proposed sublease or assignment or (ii) terminate this Lease as to the space so affected as of the date specified in Tenant’s notice (and as to option (ii) only, Tenant will be relieved of all further obligations hereunder as to the terminated space).

Notwithstanding an assignment or subletting (i) subleases and assignments by Tenant shall be subject to the terms of this Lease; (ii) Tenant shall remain liable for all of the obligations of “Tenant” under this Lease; (iii) consent to one sublease or assignment does not waive the consent requirement for future assignments or subleases; and (iv) fifty percent (50%) of the consideration received by Tenant from an assignment or sublease that exceeds the amount Tenant must pay Landlord hereunder, excluding reasonable leasing commissions paid by Tenant, payments attributable to the amortization of the cost of improvements made to the Premises at Tenant’s cost for the assignee or sublessee, and other reasonable, out-of-pocket costs paid by Tenant directly related to Tenant’s obtaining an assignee or sublessee, shall also be paid to Landlord. Tenant shall pay such amount to Landlord at the beginning of each calendar month. Landlord shall have the right to audit Tenant’s books and records to verify the accuracy of the payments under this Section. If Tenant has sublet the Premises, and thereafter a Default occurs hereunder, Landlord may proceed to collect any rent thereafter becoming due to Tenant under the sublease directly from the subtenant; in which event such collected rent shall be applied by Landlord to the Rent due from Tenant to Landlord hereunder; provided, however, that the collection of rent from Tenant’s subtenant shall not create a privity of contract between Landlord and such subtenant.

If the proposed sublessee or assignee is approved by Landlord and Tenant fails to enter into the sublease or assignment with the approved sublessee or assignee within ninety (90) days after the date Tenant submitted its proposal to Landlord, then Landlord’s approval shall expire, and Tenant must comply again with the conditions of this Section. Notwithstanding the giving by Landlord of its consent to any sublease or assignment with respect to the Premises, no sublessee or assignee may exercise any renewal options, expansion options, rights of first refusal or similar rights except in accordance with a separate written agreement entered into directly between the Landlord and such sublessee or assignee provided Tenant continues to be liable for the performance of all obligations hereunder, as increased or otherwise affected by the exercise of such rights. Tenant may not exercise any renewal options, expansion options, rights of first refusal or similar rights under this Lease if Tenant has assigned all of its interest in this Lease.

Notwithstanding the limitation set forth above, Tenant may assign this Lease or sublet all or a portion of the Premises to an Affiliate (defined below) of Tenant without the consent of Landlord and without paying the Sublease/Assignment Processing Fee with respect to the same, provided that all of the following conditions are satisfied: (a) Tenant is not in Default under this Lease; (b) in the event of an assignment of this Lease, Tenant’s successor shall own substantially all of the assets of Tenant; (c) the entity to which the Permitted Transfer is made shall have a net worth which is at least equal to Tenant’s net worth as of the Effective Date or the day immediately prior to the Permitted Transfer, whichever is greater; (d) the use of the Premises shall remain the same as permitted by the terms of this Lease and the transferee meets all licensing requirements for the operation of the Premises as set forth in this Lease and is otherwise qualified to do business in the State of Texas; (e) Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of the Permitted Transfer; (f) no later than fifteen (15) days prior to the effective date of the Permitted Transfer, the transferee shall execute documents reasonably satisfactory to Landlord to evidence such transferee’s assumption of the obligations and liabilities of Tenant under this Lease; and (g) within fifteen (15) days after Landlord’s written request, Tenant shall deliver to Landlord such documents or information which Landlord reasonably requests for the purpose of substantiating whether or not the transfer is a Permitted Transfer and whether or not Tenant has complied with this Section (any such transfer that does not require Landlord’s prior written consent pursuant to this sentence is herein referred to as a “Permitted Transfer”). Additionally, Tenant may sublease a portion of the Premises to Visonael Software, Inc. and Nighthawk Acquisition Corporation with not less than fifteen (15) days’ prior written notice to Landlord and the same shall constitute a Permitted Transfer. Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant. Except as expressly provided herein, a Permitted Transfer shall be subject to this Section 38. Without limiting the generality of the preceding sentence, no Permitted Transfer shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder.

Notwithstanding the limitation set forth above, Tenant shall have the right, after fifteen (15) days’ prior written notice to Landlord, to permit employees of companies to whom Tenant is providing products or services or any entity that was or is subsequently spun-out of Tenant, or with which Tenant is collaborating in the development or provision of products or services (collectively, the “Other Professionals”) to occupy up to no more than twenty-five percent (25%) of the Rentable Area of Premises, provided that (a) Tenant does not separately demise such space and the Other Professionals utilize such space with Tenant and any Other Professionals using one (1) common entry way to the Premises; (b) the Other Professionals operate in the Premises only for the uses permitted by this Lease and in accordance with all of the terms and conditions of this Lease; and (c) the Other Professionals are professional and suitable for the Building considering the business of other tenants and the prestige of the Building and does not violate any exclusive rights granted to other tenants of the Building. In no event shall any use of the Premises by Other Professionals release or relieve Tenant from any of its obligations under this Lease. The Other Professionals and their agents, employees, contractors, customers, invitees and licensees shall be considered to be Tenant’s licensees for all purposes of this Lease. Without limiting the generality of the preceding sentence, Tenant shall (i) indemnify Landlord for the acts and omissions of any Other Professionals (including such Other Professionals’ agents, employees, contractors, customers, invitees and licensees) in accordance with Section 26(b) above, and (ii) shall cause the Other Professionals to maintain the same insurance coverages as required to be maintained by Tenant under this Lease and deliver evidence of such insurance to Landlord prior to the occupancy of the Premises by the Other Professionals.

39. Merger of Estates. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation hereof, shall not work a merger, but shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to Landlord of Tenant’s interest in such subleases or subtenancies.

40. Limitation of Liability. Notwithstanding anything herein to the contrary, Tenant’s sole and exclusive method of collecting on any judgment Tenant obtains against Landlord, or any other award made to Tenant in any judicial process requiring the payment of money by Landlord for the failure of Landlord to perform any of its obligations, shall be to proceed against the interests of Landlord in and to the Project. Therefore, Tenant hereby agrees that no personal or corporate liability of any kind or character whatsoever now attaches or at any time hereafter under any condition shall attach to Landlord for payment or performance of any obligations hereunder, including, without limitation, any Landlord indemnity obligations under Section 26. The obligations under this Section shall survive the expiration or earlier termination of this Lease.

41. Subordination. The rights and interests of Tenant under this Lease and in and to the Premises shall be subject and subordinate to all easements and recorded restrictions, covenants, and agreements pertaining to the Project, or any part thereof, and to all deeds of trust, mortgages, and other security instruments and to all renewals, modifications, consolidations, replacements and extensions thereof (the “Security Documents”) heretofore or hereafter executed by Landlord covering the Premises, the Building or any part of the Project, to the same extent as if the Security Documents had been executed, delivered and recorded prior to the execution of this Lease. After Tenant’s receipt of a notice from Landlord that it has entered into one or more Security Documents, then, during the term of such Security Documents, Tenant shall deliver to the holder or holders of all Security Documents a copy of all notices to Landlord and shall grant to such holder or holders the right to cure all defaults, if any, of Landlord hereunder within the same time period provided in this Lease for curing such defaults by Landlord and, except with the prior written consent of the holder or holders of the Security Documents, shall not surrender or terminate this Lease except pursuant to a right to terminate expressly set forth in this Lease. Tenant shall attorn to any holder of any Security Documents or its successor in interest by foreclosure or otherwise. The provisions of this subsection shall be seIf-operative and shall not require further agreement by Tenant; however, at the request of Landlord, Tenant shall execute such further documents as may be required by the holder of any Security Documents. At any time and from time to time upon not less than ten (10) days’ prior notice by Landlord, Tenant shall execute, acknowledge and deliver to the Landlord a written estoppel certificate certifying: (i) the Rentable Area of the Premises, (ii) the Commencement Date and Expiration Date of this Lease, (iii) the Base Rent and Additional Rent, (iv) that this Lease is unmodified and in full force and effect, or if there have been modifications, that the same is in full force and effect as modified and stating the modifications, (v) whether or not the Landlord is in default in the keeping, observance or performance of any covenant, agreement, term, provision or condition of this Lease and, if so, specifying each such default, (vi) that Tenant has unconditionally accepted and occupied the Premises, (vii) that all requirements of the Lease have been complied with and no charges, set-offs or other credits exist against any rentals, (viii) that Tenant has not assigned, pledged, sublet, or otherwise transferred any interest in this Lease, or the nature of any of the foregoing effectuated by Tenant in accordance with this Lease; and (ix) such other matters as Landlord may reasonably request, it being intended that any such statement may be relied upon by Landlord, any prospective purchaser, mortgagee or assignee of any mortgage of the Building or the Project or of the Landlord’s interest therein.

At Tenant’s written request, Landlord shall use commercially reasonable efforts to secure from the holder of the Security Documents (such holder, “Landlord’s Mortgagee”) a non-disturbance agreement on the standard form of the Landlord’s Mortgagee with or for the benefit of Tenant whereby the Landlord’s Mortgagee agrees not to disturb Tenant’s possession of the Premises provided Tenant is not in Default; provided, however, Landlord shall have no liability if Landlord’s Mortgagee does not agree to provide such a non-disturbance agreement notwithstanding Landlord’s commercially reasonable efforts to secure the same. Tenant shall be responsible for any charges, fees or costs assessed by any Landlord’s Mortgagee in providing any non-disturbance agreement. “Commercially reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such a non-disturbance agreement.

42. Legal Interpretation. This Lease shall be interpreted and enforced in accordance with the laws of the state where the Project is located. The determination that any provision of this Lease is invalid, void, illegal, or unenforceable shall not affect or invalidate the remainder. All obligations of the parties requiring any performance after the expiration of the Term shall survive the expiration or earlier termination of this Lease and shall be fully enforceable in accordance with those provisions pertaining thereto. If Tenant consists of two or more parties, then all parties comprising the Tenant shall be jointly and severally liable for all obligations of Tenant hereunder. Should any provisions of this Lease require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms of any such provision shall be more strictly construed against one party or the other by reason of a rule of construction that a document is to be construed most strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of both parties hereto have participated in the preparation of this Lease.

43. Use of Names and Signage. Tenant shall not have the right to use the name of the Project or Building except in connection with Tenant’s address, and then such terms cannot be emphasized or displayed with more prominence than the rest of such address. Landlord shall have the right to change the name of the Building or Project whenever Landlord in its sole judgment deems appropriate without any consent of or liability to Tenant. Any signage of Tenant within its Premises is subject to the prior written approval of Landlord which shall not be unreasonably withheld, conditioned or delayed; provided in all cases, Tenant shall be solely responsible for ensuring that such signage complies with all applicable Laws and for all costs and expenses relating to any such signage, including, without limitation, design, installation, any operating costs, maintenance, cleaning, repair and removal. Tenant shall be obligated to pay the cost and expense of repairing any damage associated with the removal of any such signage. Tenant shall have no right to place any signage outside the Premises, on the exterior of the Building or elsewhere in the Project.

44. Waiver of Landlord’s Liens. Landlord hereby waives any and all lien rights that it may have in and to Tenant’s tangible personal property located in the Premises, whether statutory, constitutional or otherwise.

45. Brokerage Fees. Landlord’s Broker represents Landlord’s interests in connection with this transaction and shall be paid by Landlord for its services pursuant to a separate, written agreement fully executed by Landlord’s Broker and Landlord prior to full execution of this Lease. Landlord’s Broker does not represent Tenant in this transaction. Tenant warrants and represents that it has had no dealings with any broker in connection with the negotiation or execution of this Lease other than Landlord’s Broker. Landlord will not be responsible for, and Tenant will indemnify, defend, and hold Landlord harmless from and against, any brokerage or leasing commission or finder’s fee claimed by any party in connection with this Lease.

46. Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Landlord and its successors and assigns, and Tenant and its permitted successors and assigns.

47. Force Majeure. Except for the payment of Rent or any other sum due hereunder, each party hereto shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of its obligations when prevented from so doing by a cause beyond such party’s reasonable control, including, without limitation, labor disputes, government regulations, fire or casualty, acts of terrorism, inability to obtain any materials or services, or acts of God (collectively, “Force Majeure Events”).

48. Parking. (a) Subject to subsection (b) below, Tenant shall lease on a must-take, must-pay basis during the Term the Parking Spaces. While Tenant is occupying the Premises and is not in Default, Tenant shall have the right in common with other tenants to use the Parking Spaces in the Building’s Parking Facility indicated in Section 1, subject to any applicable parking fees and rules and regulations promulgated from time to time. If requested by Landlord, Tenant shall execute a separate parking license agreement detailing Landlord’s and Tenant’s rights and obligations with respect to the Parking Spaces. Tenant shall be entitled to use only the number of Parking Spaces allocated to Tenant as set forth in Section 1(m). Nothing herein contained shall be construed to grant to Tenant any estate in real property nor the exclusive right to a particular parking space, but rather as a license only.

(b) From the period beginning on the Effective Date and ending on the last day of the twelve (12th) full calendar month of the Term (the “Parking Election Date”), Tenant may, upon not less than five (5) days’ prior written notice to Landlord, increase or decrease the number of Parking Spaces leased by Tenant in connection with the Premises, such increases limited to a total of twenty-three (23) unreserved Parking Spaces and two (2) reserved Parking Spaces. On or before the Parking Election Date, Tenant shall deliver to Landlord a written election (the “Parking Election”) to lease all or a portion of the Parking Spaces for the period commencing on the first (1st) day of the immediately subsequent month and ending on the last day of the Term. The number of Parking Spaces designated in the Parking Election shall constitute the Parking Spaces leased by Tenant for the Term, on a must-take, must-pay basis, and Tenant shall not be entitled to increase or decrease the number of Parking Spaces leased by Tenant during the Term thereafter. If Tenant fails to deliver the Parking Election on or before the Parking Election Date, then Tenant shall be deemed to have delivered a Parking Election electing to lease the number of the Parking Spaces then in use by Tenant (i.e., up to twenty-three (23) unreserved Parking Spaces and up to two (2) reserved Parking Spaces). Notwithstanding anything herein to the contrary, Tenant shall have a right to reject by written notice to Landlord the location of the reserved Parking Spaces within fifteen (15) days following Landlord’s designation and notice to Tenant thereof, in which event the reserved Parking Spaces shall be deemed excluded from the Parking Spaces and the unreserved Parking Spaces shall be increased from twenty-three (23) to twenty-five (25) subject to adjustment pursuant to the remainder of this Section 48(b), and Tenant shall have no obligation to pay any of the Parking Charges associated with the premium for the reserved Parking Spaces from and after the date that Landlord receives Tenant written notice of rejection pursuant to this sentence; if Tenant fails to reject the location of the reserved Parking Spaces within said 15-day period pursuant to this sentence, then Tenant shall have no further right to reject the same.

49. Rooftop Antenna. Tenant shall have no right to place any microwave, satellite or other type of antenna on the roof or exterior of the Building without the prior written consent of Landlord which may be withheld or conditioned in Landlord’s sole and absolute discretion. Landlord expressly reserves the right to charge a fee relating to each such device.

50. Attorneys’ Fees. If Tenant fails to pay any Rent or other sum due under this Lease, or fails to perform an obligation of Tenant hereunder, and Landlord engages an attorney to collect such sum or enforce such obligation, then, in addition to such sums, Tenant shall also pay Landlord’s reasonable attorneys’ fees and other reasonable costs and expenses incurred in such engagement. If Landlord and Tenant litigate any provision of this Lease or the subject matter hereof, the unsuccessful party will pay to the successful party all costs and expenses, including reasonable attorneys’ fees and expenses and court costs, incurred by the successful party, including any cost incurred by the successful party on appeal; provided, however that a recovery of attorneys’ fees by Landlord under this sentence shall include, but shall not duplicate, the recovery by Landlord of its reasonable attorneys’ fees and other reasonable costs and expenses of collection permitted under the first sentence of this Section.

51. Tenant Certification. Tenant certifies that, as of the Effective Date hereof: (i) neither it nor its officers, directors, or controlling owners is listed as a “Specifically Designated National or Blocked Person” (“SDN”) on the SDN list maintained and updated from time to time on the United States Treasury Department’s website (the “SDN List”), or is otherwise a banned or blocked person, entity, or nation pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control (“OFAC”), or is otherwise named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist; (ii) neither it nor its officers, directors, or controlling owners, is acting, directly or indirectly, for or on behalf of any person, group, entity, or nation that is listed on the SDN List or is otherwise named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist, SDN or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the OFAC; (iii) neither it nor its officers, directors, or controlling owners is engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation; (iv) neither it nor its officers, directors, or controlling owners is in violation of Presidential Executive Order 13224, the USA PATRIOT Act, the Bank Secrecy Act, the Money Laundering Control Act, or any regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”); and (v) neither it nor its officers, directors, or controlling owners is an entity with whom Landlord is prohibited from transacting business under any of the Anti-Terrorism Laws.

Tenant further certifies that, during the Term of this Lease (and any extensions thereof), Tenant will not violate any of the Anti-Terrorism Laws, and it will not do business with any entity that violates any of the Anti-Terrorism Laws. Upon the request of Landlord from time to time during the Term (and any extensions thereof), Tenant shall execute and return to Landlord a certificate stating that Tenant is then in compliance with the provisions of this section of the Lease.

Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord), and hold Landlord and its directors, officers, partners, members, shareholders, employees, and agents harmless from any and all obligations, claims, administrative proceedings, judgments, damages, fines, penalties, costs, and liabilities, including reasonable attorneys’ fees and costs, incurred by Landlord or its directors, officers, partners, members, shareholders, employees, or agents as a result of the breach of the foregoing certification. Moreover, to the extent any provision of this section of the Lease is breached during the Term of this Lease (and any extensions thereof), Landlord may, at its sole option, immediately terminate this Lease without payment or obligation to Tenant.

One of the indirect owners of Landlord is the California State Teachers’ Retirement System (“CalSTRS”), which is a unit of the California State and Consumer Services Agency established pursuant to Title I, Division 1, Parts 13 and 14 of the California Education Code, Sections 22000, et seq. (the “CEC”). Under the CEC, CalSTRS is prohibited from engaging in certain transactions with or for the benefit of an “employer,” “employing agency,” “member,” “beneficiary” or “participant” (as such terms are defined in the CEC). In addition, CalSTRS may be subject to certain restrictions and requirements under the Internal Revenue Code, 26 U.S.C. Section 1 et seq. (the “IRC”). Accordingly, Tenant represents and warrants to CalSTRS that: (a) Tenant is neither an “employer,” “employing agency,” “member,” “beneficiary” or “participant” (as such terms are defined in the CEC); (b) Tenant has not made any contribution or contributions (as such terms are defined in the IRC) to CalSTRS; (c) Tenant and CalSTRS do not have any relationship described in Section 267(b) of the IRC; (d) other than the Rent to be paid under this Lease, neither CaISTRS, nor Landlord, their affiliates, related entities, agents, officers, directors or employees, (collectively, “CalSTRS Affiliates”), has received or will receive, directly or indirectly, any payment, consideration or other benefit from Tenant or any person or entity affiliated with Tenant (collectively, “Tenant Affiliates”), and no CalSTRS Affiliate has any agreement or arrangement with Tenant or any Tenant Affiliate relating to the transactions contemplated by this Lease except as expressly set forth in this Lease; and (e) except for publicly traded shares of stock or other publicly traded ownership interests, no CaISTRS Affiliates have any direct or indirect ownership interest in Tenant or any Tenant Affiliates.

52. Guaranty. Intentionally Deleted.

53. Memorandum of Lease. Except for a memorandum of lease to be recorded at Landlord’s request, neither this Lease, nor a memorandum of this Lease, shall be recorded in any public real estate records.

54. Intentionally Omitted.

55. Governing Law. This Lease shall be performed in the state where the Premises are located, and the terms of this Lease shall be governed by and construed in accordance with the laws of such state.

56. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN THE EVENT OF ANY LITIGATION BETWEEN THE PARTIES HERETO, TO THE EXTENT THAT A TRIAL BY JURY WOULD BE AVAILABLE AS TO ANY MATTERS IN SUCH LITIGATION, THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A TRIAL BY JURY AS TO SUCH MATTERS, AND HEREBY AGREE NOT TO DEMAND A JURY TRIAL AS TO ANY SUCH MATTERS IN SUCH LITIGATION.

57. Entire Agreement. No oral statements or prior written material not specifically incorporated herein shall be of any force or effect. Tenant agrees that in entering into this Lease and accepting the Premises, it relies solely upon the representations and agreements contained in this Lease, the exhibits attached hereto and the written agreements, if any, executed contemporaneously herewith. This agreement, including the Exhibits which are attached hereto and a part hereof, constitutes the entire agreement of the parties and shall in no way be conditioned, modified or supplemented except by a written agreement executed by both parties.

58. Usury. All agreements between Landlord and Tenant, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever shall the amount contracted for, charged or received by Landlord for the use, forbearance or retention of money hereunder or otherwise exceed the maximum amount which Landlord is legally entitled to contract for, charge or collect under the applicable state or federal law. If, from any circumstance whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be automatically reduced to the limit of such validity, and if from any such circumstance Landlord shall ever receive as interest or otherwise an amount in excess of the maximum that can be legally collected, then such amount which would be excessive interest shall be applied to the reduction of Rent hereunder, and if such amount which would be excessive interest exceeds such Rent, then such additional amount shall be refunded to Tenant.

59. Methodology of Calculating Charges. Landlord and Tenant are knowledgeable and experienced in commercial leasing transactions and agree that the provisions of this Lease for determining all Rent and other charges and amounts payable by Tenant are commercially reasonable and valid, and as to each such charge or amount, constitutes a “method by which the charge is to be computed” for purposes of Section 93.012 of the Texas Property Code, even though such methods may not state a precise mathematical formula for determining such charges. ACCORDINGLY, TENANT VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS, IF ANY, OF A TENANT UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS OR AS IT MAY BE HEREAFTER AMENDED OR SUCCEEDED.

60. DTPA WAIVER. PURSUANT TO SECTION 17.42 OF THE TEXAS BUSINESS AND COMMERCE CODE, TENANT WAIVES ALL PROVISIONS OF SUBCHAP MR E OF CHAPTER 17 OF SUCH CODE (OTHER THAN SECTION 17.555) (THE “DTPA”) WITH RESPECT TO THIS LEASE. TO INDUCE LANDLORD TO ENTER INTO THIS LEASE, TENANT REPRESENTS AND WARRANTS: (A) TENANT IS REPRESENTED BY LEGAL COUNSEL OF ITS OWN CHOICE AND DESIGNATION IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS LEASE; (B) TENANT’S COUNSEL WAS NOT DIRECTLY OR INDIRECTLY IDENTIFIED, SUGGES FED OR SELECTED BY LANDLORD OR AN AGENT OF LANDLORD; (C) TENANT IS LEASING THE PREMISES FOR BUSINESS OR COMMERCIAL PURPOSES, NOT FOR USE AS TENANT’S RESIDENCE; (D) TENANT HAS SUFFICIENT KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS AND IT CAN EVALUATE THE MERITS AND RISKS OF THIS LEASE; (E) TENANT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO LANDLORD WITH RESPECT TO THIS LEASE; (F) TENANT HAS A CHOICE OTHER THAN TO ENTER INTO THIS LEASE WITH THIS DTPA WAIVER PROVISION, IN THAT IT CAN ENTER INTO A LEASE AGREEMENT WITH ANOTHER LANDLORD OR PAY MORE CONSIDERATION TO ENTER INTO THIS LEASE WITHOUT THIS DTPA WAIVER PROVISION; (0) TENANT IS KNOWINGLY AND VOLUNTARILY AGREEING TO THIS DTPA WAIVER PROVISION AND CONSIDERS IT BINDING AND ENFORCEABLE; AND (H) TENANT ACKNOWLEDGES THAT LANDLORD WOULD NOT ENTER INTO THIS LEASE FOR THE SAME CONSIDERATION OR UPON THE SAME TERMS BUT FOR THE INCLUSION OF THIS DTPA WAIVER PROVISION IN THIS LEASE.

61. Special Stipulations. The terms of this Lease shall include the provisions of the Addendum of Special Stipulations attached hereto as Exhibit G, and the same are incorporated herein by this reference. In the event of an inconsistency between the terms of this Lease and the terms of the Addendum of Special Stipulations, the terms of the Addendum of Special Stipulations shall control.

[Signatures appear on next page]

WITNESS WHEREOF, this Lease is executed and all provisions shall be effective as of the Effective Date.

Landlord:		Tenant:

TPG-401 Congress LLC, a Delaware limited liability company		Upland Software, Inc., a Delaware corporation

By:	/s/ MICHAEL L. FRANSEN	By:	/s/ MICHAEL HILL

Name:	Michael L. Fransen	Name:	Michael Hill

Its:	Vice President & Managing Director	Its:	CFO

EXHIBIT A

FLOOR PLAN

EXHIBIT B

CLEANING AND JANITORIAL SERVICES

NIGHTLY	1.	Empty all waste receptacles, clean as necessary.
CLEANING	2.	Vacuum all carpeted traffic areas and other areas as needed.
	3.	Dust furniture, files, fixtures, etc.
	4.	Damp wipe and polish all glass furniture tops.
	5.	Remove finger marks and smudges from vertical surfaces.
	6.	Clean all water coolers.
	7.	Sweep all private stairways nightly, vacuum if carpeted.
	8.	Damp mop spillage in office and public areas as required.
	9.	It is understood that Landlord shall have no obligations to (a) wash or otherwise clean dishes, glasses and other utensils used for preparing food or beverages, or (b) to remove or store such dishes, glasses and other utensils in order to clean any area, fixture or surface of the Premises.

WEEKLY	1.	Twice weekly, detail vacuum all rugs and carpeted areas.
CLEANING	2.	Once weekly, dust all cleared surfaces of furniture, files, fixtures, etc.

WASH ROOMS	1.	Damp mop, rinse and dry floors nightly.
(NIGHTLY)	2.	Scrub floors as necessary.
	3.	Clean all mirrors, bright work and enameled surfaces nightly.
	4.	Wash and disinfect all fixtures.
	5.	Damp wipe and disinfect all partitions, tile walls, etc.
	6.	Empty and sanitize all receptacles.
	7.	Fill toilet tissue, soap, towel, and sanitary napkin dispensers.
	8.	Clean flushometers and other metal work.
	9.	Wash and polish all wall partitions, tile walls and enamel surfaces from trim to floor monthly.
	10.	Vacuum all louvers, ventilating grilles and dust light fixtures monthly.

FLOORS GLASS	1.	Ceramic tile, marble and terrazzo floors to be swept nightly and washed or scrubbed as necessary.
	2.	Vinyl floors and bases to be swept nightly.
	3.	Tile floors to be waxed and buffed monthly.
	4.	All carpeted areas and rugs to be detailed vacuumed twice weekly and all carpeted traffic areas and other areas as needed to be vacuumed nightly.
	5.	Carpet shampooing will be performed at Tenant’s request and billed to Tenant.

Glass	1.	Clean inside of all perimeter windows as needed, but not more frequently than once every twelve (12) months.
	2.	Clean outside of all perimeter windows as needed, but not more frequently than twice every twelve (12) months.
	3.	Clean glass entrance doors and adjacent glass panels nightly.

HIGH DUSTING	1.	Dust and wipe clean all closet shelving when empty.
(QUARTERLY)	2.	Dust all picture frames, charts, graphs, etc.
	3.	Dust clean all vertical surfaces.
	4.	Dust all ceiling air conditioning diffusers.
	5.	Dust the exterior surfaces of lighting fixtures.

DAY SERVICE	1.	Check men’s washrooms for toilet tissue replacement.
	2.	Check ladies’ washrooms for toilet tissue and sanitary napkin replacements.
	3.	Supply toilet tissue, soap and towels in men’s and ladies’ washrooms.

Neither Landlord nor the janitorial company will be responsible for removing items from surfaces in order to dust them. It is understood that while dusting is completed nightly in the common areas, it is only completed in the Premises once a week and on no particular day. In addition, neither Landlord nor the janitorial company will be responsible for moving, dusting or cleaning any computer, copier, printer or other office equipment. Notwithstanding anything herein to the contrary, it is understood that no services of the character provided for in this Exhibit shall be performed on Saturdays, Sundays or Holidays.

2

EXHIBIT C

RULES AND REGULATIONS OF BUILDING

1. No smoking shall be permitted within any portion of the Building or within twenty (20) feet of the Building’s exterior doors, including tenant spaces and common areas.

2. Landlord may provide and maintain a directory for all tenants of the Building. No signs, advertisements or notices visible to the general public shall be permitted within the Project without the prior written consent of Landlord. Landlord shall have the right to remove any such sign, placard, picture, advertisement, name or notice placed in violation of this rule without notice to and at the expense of the applicable tenant.

3. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by tenants or used by any tenant for any purpose other than ingress and egress to and from the leased premises and for going from one to another part of the Building. At no time shall any tenant permit its employees, agents, contractors or invitees to loiter in common areas or elsewhere in or about the Building or Project.

4. Corridor doors, when not in use, shall be kept closed.

5. Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags, food or other unsuitable material shall be thrown or placed therein. Every tenant shall be responsible for ensuring that its employees, agents, contractors and invitees utilize Common Area restrooms in accordance with generally accepted practices of health, cleanliness and decency.

6. Landlord shall provide all locks for doors into each tenant’s leased area, and no tenant shall place any additional lock or locks on any door in its leased area without Landlord’s prior written consent. Two keys for each lock on the doors in each tenant’s leased area shall be furnished by Landlord. Additional keys shall be made available to tenants at the cost of the tenant requesting such keys. No tenant shall have any duplicate keys made except by Landlord. All keys shall be returned to Landlord at the expiration or earlier termination of the applicable lease.

7. A tenant may use microwave ovens and coffee brewers in kitchen or break areas. Except as expressly authorized by Landlord in writing, no other appliances or other devices are permitted for cooking or heating of food or beverages in the Building. No portable heaters, space heaters or any other type of supplemental heating device or equipment shall be permitted in the Building. All tenants shall notify their employees that such heaters are not permitted.

8. All tenants will refer all contractors, subcontractors, contractors’ representatives and installation technicians who are to perform any work within the Building to Landlord before the performance of any work. This provision shall apply to all work performed in the Building, including, but not limited to, installation of telephone and communication equipment, medical type equipment, electrical devices and attachments, and any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment and any other physical portion of the Building.

9. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by a tenant of any heavy equipment, bulky material or merchandise which require the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours designated by Landlord. A tenant must seek Landlord’s prior approval by providing in writing a detailed listing of any such activity. If approved by Landlord, such activity shall be performed in the manner stated by Landlord.

10. All deliveries to or from the Building shall be made only at such times, in the manner and through the areas, entrances and exits designated by Landlord.

11. No portion of any tenant’s leased area shall at any time be used for sleeping or lodging quarters. No birds, animals or pets of any type, with the exception of guide dogs accompanying visually impaired persons, shall be brought into or kept in, on or about any tenant’s leased area.

12. No tenant shall make or permit any loud or improper noises in the Building or otherwise interfere in any way with other tenants or persons having business with them.

13. Each tenant shall endeavor to keep its leased area neat and clean. Nothing shall be swept or thrown into the corridors, halls, elevator shafts, stairways or other common areas, nor shall tenants place any trash receptacles in these areas.

14. No tenant shall employ any person for the purpose of cleaning other than the authorized cleaning mid maintenance personnel for the Building unless otherwise approved in writing by Landlord. The work of cleaning personnel shall not be hindered by a tenant after 5:30 PM local time, and such cleaning work may be done at any time when the offices are vacant. Exterior windows and common areas may be cleaned at any time.

15. To ensure orderly operation of the Building, Landlord reserves the right to approve all concessionaires, vending machine operators or other distributors of cold drinks, coffee, food or other concessions, water, towels or newspapers. No tenant shall install a vending machine in the Building without obtaining Landlord’s prior written approval, which shall not be unreasonably withheld; provided, however, any vending machine installed in the Building shall not exceed the weight load capacity of the floor where such machine is to be installed; and, Landlord reserves the right to require that such vending machine be separately metered in accordance with this Lease, and that such vending machine be equipped with an automatic device that reduces the power consumption of such machine during non-peak hours of use of such machine.

16. Landlord shall not be responsible to tenants, their agents, contractors, employees or invitees for any loss of money, jewelry or other personal property from the leased premises or public areas or for any damages to any property therein from any cause whatsoever whether such loss or damage occurs when an area is locked against entry or not.

17. All tenants shall exercise reasonable precautions in protection of their personal property from loss or damage by keeping doors to unattended areas locked. Tenants shall also report any thefts or losses to the Building Manager and security personnel as soon as reasonably possible after discovery and shall also notify the Building Manager and security personnel of the presence of any persons whose conduct is suspicious or causes a disturbance. The tenant shall be responsible for notifying appropriate law enforcement agencies of any theft or loss of any property of tenant or its employees, agents, contractors, or invitees.

18. All tenants, their employees, agents, contractors and invitees may be called upon to show suitable identification and sign a building register when entering or leaving the Building at any and all times designated by Landlord from time to time, and all tenants shall cooperate fully with Building personnel in complying with such requirements.

19. No tenant shall solicit from or circulate advertising material among other tenants of the Building except through the regular use of the U.S. Postal Service. A tenant shall notify the Building Manager or the Building personnel promptly if it comes to its attention that any unauthorized persons are soliciting from or causing annoyance to tenants, their employees, guests or invitees.

20. Landlord reserves the right to deny entrance to the Building or remove any person or persons from the Building in any case where the conduct of such person or persons involves a hazard or nuisance to any tenant of the Building or to the public or in the event of other emergency, riot, civil commotion or similar disturbance involving risk to the Building, tenants or the general public.

21. Unless expressly authorized by Landlord in writing, no tenant shall tamper with or attempt to adjust temperature control thermostats in the Building. Upon request, Landlord shall adjust thermostats as required to maintain the Building Standard temperature.

22. All requests for overtime air conditioning or heating must be submitted in writing to the Building management office by noon on the day desired for weekday requests, by noon Friday for weekend requests, and by noon on the preceding business day for Holiday requests.

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23. Tenants shall only utilize the termite and pest extermination service provided, designated or approved by Landlord.

24. No tenant shall install, operate or maintain in its leased premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefor in the Building.

25. Parking in the Parking Facility shall be in compliance with all parking rules and regulations including any sticker or other identification system established by Landlord. Failure to observe the rules and regulations shall terminate an individual’s right to use the Parking Facility and subject the vehicle in violation to removal and/or impoundment. Parking stickers or other forms of identification supplied by Landlord shall remain the property of Landlord and not the property of a tenant and are not transferable. The owner of the vehicle or its driver assumes all risk and responsibility for damage, loss or theft to vehicles, personal property or persons while such vehicle is in the Parking Facility.

26. Each tenant shall observe Landlord’s reasonable rules with respect to maintaining standard window coverings at all windows in its leased premises so that the Building presents a uniform exterior appearance. Each tenant shall ensure that to the extent reasonably practical, window coverings are closed on all windows in its leased premises while they are exposed to the direct rays of the sun.

27. Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes and except as may be needed or used by a physically handicapped person.

28. Landlord reserves the right to rescind any of these rules and regulations and to make such other and further rules and regulations as in its reasonable judgment shall from time to time be needful for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees, which rules and regulations, when made and written notice thereof is given to a tenant, shall be binding upon it in like manner as if originally herein prescribed.

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EXHIBIT D

WORK LETTER

This Work Letter supplements the Lease to which this Work Letter is attached and, together with the Lease, governs the construction of the Initial Improvements to the Premises. All capitalized terms appearing in this Work Letter shall have the same meaning as those appearing in the Lease, except as expressly modified herein.

1.	Initial Improvements

a.	The design and construction of the improvements shown in the Final Plans, defined below (the “Initial Improvements”) shall be at the expense of Tenant except to the extent of the Improvement Allowance defined below.

b.	The cost of the Initial Improvements shall include all “hard” construction costs (e.g., materials) and related “soft” costs (e.g., architectural fees, construction management fees and other indirect construction costs incurred by Landlord or its contractor in constructing the Initial Improvements). The total amount of the hard and soft construction costs is referred to herein as the “Improvement Costs.”

c.	“Improvement Allowance” shall mean an allowance of $9.00 (i.e., $56,295.00) per square foot of Rentable Area of Premises, to be provided by Landlord as set forth in the Improvement Allowance Section below.

2.	Tenant Plans

a.	Tenant and Landlord, their engineers and architects shall coordinate with each other in the design of the Tenant Plans (defined below) prior to the initial submission of the Tenant Plans to Landlord.

b.	On or before March 15, 2014 (the “Plans Due Date”), Tenant shall submit to Landlord for Landlord’s approval, fully completed and engineered working drawings and specifications suitable for review and permitting by local agencies having jurisdiction (if applicable), for the layout, improvement and finish of the entire Premises consistent with the design and construction of the Building, including electrical and mechanical drawings, capacity reports, dimensioned partition plans, floor and wall finish plans, reflected ceiling plans, power, telephone communications and data plans, life safety devices, construction detail sheets including millwork detail plans, showing the location of partitions, light fixtures, electrical outlets, telephone outlets, sprinklers, doors, equipment specifications (including weight specifications and cooling requirements) and power requirements (including voltage, amps, phase, and special plugs and connections), wall finishes, floor coverings, millwork and other Initial Improvements required by Tenant (collectively, the “Tenant Plans”). If at any time (whether as part of the Initial Improvements or later during the Term), Tenant intends to construct a computer room or install a supplemental cooling system, Tenant shall install (at its cost and expense), and the Tenant Plans shall provide for, electricity and BTU meters for measuring electricity and HVAC use within the Premises.

c.	For any necessary engineering of the Tenant Plans, Tenant shall, with Landlord’s oversight and coordination, directly employ only mechanical, electrical and structural engineers approved by Landlord, which approval shall not be unreasonably withheld or delayed. Landlord shall have no responsibility for any of such engineering of the Tenant Plans, which shall be at Tenant’s expense, subject to Section 5 below. The Tenant Plans shall be prepared by a licensed architect, shall be sufficient for Landlord to secure the approval of governmental authorities with jurisdiction over the approval thereof (if applicable) and shall be in a form meeting Landlord’s reasonable requirements. Tenant’s architect and engineers shall coordinate with Landlord’s architect, engineers and tenant improvement manager to make all of the Tenant Plans consistent with the plans and specifications for construction of the Building and the Premises. Landlord and Landlord’s engineers shall have the right to review each phase of Tenant’s design development and the Tenant Plans to assure their compatibility and coordination with Building Systems. Tenant shall be solely responsible for the design and function of the Tenant Plans, including their integration with Building Systems, notwithstanding Landlord’s review and approval thereof

d.	The Tenant Plans shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld or delayed. Landlord agrees to approve or disapprove the Tenant Plans within fifteen (15) business days after receipt thereof. If Landlord disapproves the Tenant Plans, or any portion thereof, Landlord shall notify Tenant thereof and of the revisions which Landlord reasonably requires in order to obtain Landlord’s approval. As promptly as reasonably possible thereafter, Tenant shall submit to Landlord plans and specifications incorporating the revisions required by Landlord. Said revisions shall be subject to Landlord’s approval, which shall not be unreasonably withheld or delayed. If Landlord disapproves the revised Tenant Plans, Landlord shall so notify Tenant thereof and of the further revisions Landlord reasonably requires in order to grant approval. The foregoing process shall be repeated until Landlord finally approves all of the Tenant Plans required for the Initial Improvements in all of the Premises, so that Landlord and Tenant have an agreed upon set of final plans and specifications. The final plans and specifications approved by Landlord shall be referred to as the “Final Plans.” Approval by Landlord shall not be deemed to be a representation by Landlord as to the adequacy or correctness of the design of the Initial Improvements.

e.	The Tenant Plans and Final Plans shall comply with all applicable Laws. Neither review nor approval by Landlord of the Tenant Plans or Final Plans shall constitute a representation or warranty by Landlord that such plans either (1) are complete or suitable for their intended purpose or (2) comply with applicable Laws, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability, or compliance.

f.	Tenant shall not without Landlord’s prior written approval make any changes to the Final Plans (a “Change Order”). If Tenant desires to make a Change Order, Tenant shall, at its expense, provide to Landlord plans and specifications for such Change Order. Any Change Order shall be subject to Landlord’s written approval pursuant to the provisions of this Section 2 and shall be authorized only in writing by Landlord and Tenant. To the extent the cost of such Change Order, when added to the Estimate referred to in Section 5 below, will cause the improvement Costs (based on such Estimate) to exceed the Improvement Allowance, Tenant shall promptly pay Landlord the additional cost, if any, of the Initial Improvements attributable to such Change Order. Landlord shall not be obligated to proceed with such Change Order until Landlord receives said payment.

g.	Any space planner and/or architect utilized by Tenant shall have experience in space planning in Class A buildings in the Central Business District of Austin, Texas and shall be subject to Landlord’s prior written approval, not to be unreasonably withheld.

3.	Construction of Initial Improvements

a.	Landlord shall construct the Initial Improvements in accordance with the Final Plans.

b.	If Tenant requests Landlord to perform additional work to the Premises outside the scope of the Final Plans, then such work shall be performed by Landlord at Tenant’s expense. Prior to commencing any such work requested by Tenant, Landlord will submit to Tenant written estimates of the cost of any such work. If Tenant fails to approve any such estimate within ten (10) days, then the same shall be deemed disapproved in all respects by Tenant, and Landlord shall not be authorized to proceed thereon.

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c.	If Tenant fails to supply to Landlord any of the above-specified information within twenty (20) days after the dates so specified, then Landlord may, at its option, declare a Default under the Lease and exercise any of Landlord’s remedies for Default thereunder, including terminating the Lease. If Landlord so terminates the Lease, Tenant shall pay Landlord for all costs and expenses incurred by Landlord in refurbishing the Premises for Tenant within ten (10) days after Tenant’s receipt of Landlord’s invoice for same.

d.	Upon Substantial Completion (defined below), Landlord will assign to Tenant, on a nonexclusive basis, all warranties available from the contractors, subcontractors, suppliers, manufacturers, and materialmen for construction of the Initial Improvements. “Substantial Completion” shall mean the date Landlord has completed construction of the Initial Improvements in substantial compliance with the Final Plans (exclusive of any equipment, furniture or fixtures to be installed by Tenant and exclusive of any items on the Punch List, as defined below) and Landlord has obtained a certificate of occupancy for the Premises (as constructed with the Initial Improvements). Tenant’s sole and exclusive remedy for any defects in materials and/or workmanship shall be for the repair of such defects, or the replacement of the portion of the Initial Improvements affected by such defects, under the aforementioned warranties, and Landlord shall not be responsible for any defect of any nature in the Initial Improvements. Landlord makes no warranties, expressed or implied, including but not limited to implied warranties of merchantability and fitness for a particular purpose, in connection with the Initial Improvements. Tenant’s sole remedy for breach of any applicable warranty shall be the remedy set forth in this Section. Tenant agrees that no other remedy, including without limitation incidental or consequential damages for lost profits, injury to person or property, or any other incidental or consequential loss, shall be available to Tenant.

e.	Prior to and during construction of the Initial Improvements, Tenant’s architects, vendors, and other duly authorized agents shall have the right to enter the Premises for purposes of inspection, making measurements, and installing system furniture, phone equipment, and telecommunications cabling, provided each such agent presents Landlord with a Landlord-approved certificate of insurance naming Landlord as an Additional Insured and schedules such activities with Landlord, Landlord’s contractors and others designated by Landlord. All contractors engaged by Tenant shall be required to comply with the Landlord’s construction rules and regulations for the Building.

f.	Upon Substantial Completion, Tenant shall provide Landlord with a punch list of items requiring completion and/or correction with regard to the Initial Improvements (“Punch List”). Landlord shall complete the Punch List as soon as reasonably practicable. Landlord shall own all Initial Improvements that are Building Standard as part of the Building. Upon Substantial Completion, the Initial Improvements shall be deemed by Tenant to be satisfactorily completed except to the extent noted in the Punch List.

g.	All Above Standard Initial Improvements shall be and remain the property of Tenant, until the expiration or earlier termination of the Lease or Tenant’s right to possession of the Premises under this Lease, at which time such Above Standard Initial Improvements shall become the property of Landlord and shall be surrendered to Landlord with the Premises, unless Landlord specifies, at the time of the approval of the installation of such Above Standard Initial Improvements, that Landlord will require Tenant to remove same upon the expiration or earlier termination of the Lease or Tenant’s right to possession of the Premises under the Lease. Any required removal of Above Standard Initial Improvements shall be at Tenant’s expense, and upon such removal, Tenant shall repair any damage to the Premises resulting from such removal. Tenant shall, at Tenant’s expense, be responsible for cleaning and maintaining any Above Standard Initial Improvements in good condition and repair throughout the Term of this Lease, and Tenant shall insure same as provided in Section 20 of the Lease.

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4.	Selection of Contractor

Landlord shall competitively bid the cost of construction of the Initial Improvements to at least three general contractors selected by Landlord, and will select and enter into a contract with the lowest qualified bidder as determined by Landlord, acting in its sole and absolute discretion with input from Tenant. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Initial Improvements.

5.	Improvement Allowance

a.	Landlord shall contribute the Improvement Allowance towards the Improvement Costs in accordance with the terms of this Section. All Improvement Costs incurred by Landlord shall be deducted from the Improvement Allowance, and applied by Landlord to pay the Improvement Costs, as such costs are incurred. The Improvement Allowance shall remain available to be used by Tenant through October 31, 2014 (the “Allowance Expiration Date”). Any portion of the Improvement Allowance remaining undisbursed after the Allowance Expiration Date shall be retained by Landlord and Tenant shall not be entitled to any payment, Rent reduction or offset for any unused part of the Improvement Allowance. In no event shall Landlord be obligated to expend more than the Improvement Allowance.

b.	Prior to commencement of construction of any Initial Improvements, Landlord shall submit to Tenant a written estimate (the “Estimate”) of the Improvement Costs. The Estimate shall include “allowance(s),” defined as an estimate of cost for an item of work not sufficiently defined in the documents to allow a fixed price to be obtained by the general contractor for which the Improvement Costs are to be increased or decreased, respectively, by the precise amount that the actual cost of the allowance item is either in excess of or less than the amount of the allowance for that item. Tenant shall approve the Estimate in writing within five (5) business days of Tenant’s receipt thereof. If Tenant does not approve or disapprove the Estimate in writing within said period, Tenant shall be deemed to have approved the Estimate. Landlord shall be under no obligation to construct any of the Initial Improvements until Tenant has expressly approved the Estimate.

c.	If based on the Estimate, the Improvement Costs will exceed the Improvement Allowance, then prior to commencement of construction of any Initial Improvements, Tenant shall pay to Landlord one hundred percent (100%) of such projected excess amount. Landlord shall keep Tenant reasonably informed with respect to construction progress of the Initial Improvements, the occupancy of the Premises by Tenant and costs thereof. Landlord shall submit to Tenant monthly progress statements illustrating the cost to date of constructing the Initial Improvements. The statements of costs submitted to Landlord by Landlord’s contractors shall be conclusive for purposes of determining the actual cost of the items described therein. The amounts payable by Tenant hereunder constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes a Default by Tenant as if Tenant shall have failed to pay Rent. Within ten (10) days after submission by Landlord of the foregoing statement, Tenant shall pay Landlord the amount, as set forth in such notice, by which the Improvement Costs exceeds the Improvement Allowance plus any amount previously paid by Tenant to Landlord. Landlord shall not disburse the Improvement Allowance until after Landlord disburses funds paid by Tenant for excess costs and provided that the Improvement Allowance is estimated to be sufficient to pay all remaining costs. Landlord shall disburse first the funds paid by Tenant and then the Improvement Allowance directly to the general contractor and to suppliers and subcontractors as Landlord deems appropriate. As soon as reasonably practical upon completion of the Initial Improvements, Landlord shall prepare and submit to Tenant a statement showing, in reasonable detail an accounting for the Improvement Costs and the total amount payable hereunder by Landlord to Tenant or Tenant to Landlord. Within ten (10) days after submission by Landlord of the foregoing statement, Tenant shall pay Landlord the amount, as set forth in such notice, by which the Improvement Costs exceeded the Improvement Allowance and any funds previously paid by Tenant to Landlord. If the Improvement Costs are less than the Improvement Allowance and any funds previously paid by Tenant to Landlord, then the excess funds previously paid by Tenant to Landlord shall be used to offset Base Rent; and Tenant shall not be entitled to any payment, Rent reduction or offset for any unused part of the Improvement Allowance.

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d.	After the Improvement Allowance has been expended by Landlord, the principal amount of the Improvement Allowance, together with interest thereon calculated at the Default Rate, shall be amortized evenly over the Term, and so long as Tenant does not default in its monetary obligations under the Lease, and fail to cure such default within the applicable period of cure, if any, provided under this Lease, then the balance of the Improvement Allowance shall be reduced each month by the principal amount amortized each month, and upon Landlord’s receipt of the final payment of Rent due during the initial Term of this Lease, Tenant shall have no liability to Landlord for the repayment of any portion of the Improvement Allowance or the interest that accrued and was amortized over the initial Term of this Lease. In the event of an uncured Default by Tenant under this Lease, then in addition to all of Landlord’s other remedies available under this Lease, Tenant shalt also be liable to Landlord for the entire unreduced principal balance of the Improvement Allowance remaining as of the date of default, and interest on such balance shall accrue at the Default Rate.

6.	Commencement Date

The Commencement Date of this Lease shall be determined in accordance with the terms of Section 1(g) of the Lease. Provided, however, that for purposes of determining the Commencement Date pursuant to Section 1(g) of the Lease, the date on which Substantial Completion shall be deemed to have occurred shall be accelerated on a day-for-day basis for each day of Tenant Delay, defined below. For example, if Substantial Completion actually occurs on January 16 of a given year, but there were fifteen (15) days of Tenant Delay, then Substantial Completion will be deemed to have occurred on January 1 of such year.

7.	Tenant Delay

The term “Tenant Delay” shall mean each day that Substantial Completion is delayed by any of the following:

a.	Tenant’s failure to respond within the time periods specified in this Work Letter, and if no applicable time period is specified in this Work Letter, then within reasonable time periods prescribed by Landlord; or

b.	Failure of Tenant to deliver the Tenant Plans on or before the Plans Due Date; or

c.	Tenant’s failure to pay the Cash Security Deposit and deliver the Letter of Credit to Landlord, or to pay any other sum, as required in the Lease; or

d.	Changes by Tenant to the Final Plans, including, without limitation, any Change Order requested by Tenant prior to commencement of construction as a part of any value engineering; or

e.	Requirements by Tenant for materials, finishes or installations which are not Building Standard; or

f.	Any interference by Tenant with the construction of the Initial Improvements; or

g.	Changes which must be made in the Final Plans because they do not comply with applicable Laws; or

h.	Changes to the base, shell or core of the Building required by the Final Plans; or

i.	Tenant’s failure to act in good faith with respect to the construction of the Initial Improvements; or

j.	Any other cause defined under the Lease or this Work Letter as a Tenant Delay.

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8.	Landlord Work. Landlord shall, at Landlord’s sole cost and expense, construct a demising wall as generally depicted on Exhibit D-1 attached hereto (the “Landlord Work”). The Landlord Work shall be completed using Building Standard methods, materials and finishes, as designated by Landlord. Landlord shall have the right to select the general contractor and any subcontractors used in connection with the Landlord Work. Tenant agrees to reasonably cooperate with Landlord in connection with the Landlord Work and Tenant shall cause its employees, agents and invitees to comply with Landlord’s construction rules and regulations. Notwithstanding anything herein to the contrary, any delay in the completion of the Landlord Work or inconvenience suffered by Tenant during the performance of the Landlord Work shall not subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease.

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EXHIBIT D-1

LANDLORD WORK

EXHIBIT E

CERTIFICATE CONFIRMING LEASE DATES & BASE RENT

This Certificate Confirming Lease Dates and Base Rent is attached to and made a part of the Lease dated                     , 2014, by and between TPG-401 Congress LLC, a Delaware limited liability company, as Landlord, and Upland Software, Inc., a Delaware corporation, as Tenant.

The undersigned hereby agree and confirm that the Commencement Date, Expiration Date, and Base Rent schedule are as stated below:

The Commencement Date as defined in Section 1(g) of the Lease is                     , and the Expiration Date as defined in Section 1(h) of the Lease is                     .

The Base Rent schedule as defined in Section 1(i) of the Lease is as follows:

Period	Base Rent per RSF	Monthly Amount
__/__/__-__/__/__	$34.00	$17,722.50
__/__/__-__/__/__	$35.00	$18,243.75
__/__/__-__/__/__	$36.00	$18,765.00

Landlord:		Tenant:

TPG-401 Congress LLC, a Delaware limited liability company a		Upland Software, Inc., Delaware corporation

By:		By:

Name:	Michael L. Fransen	Name:

Its:	Vice President & Managing Director	Its:

EXHIBIT F

SUPPLEMENTAL HVAC EQUIPMENT

The provisions of this Exhibit shall govern the installation, maintenance and removal of all Supplemental HVAC Equipment installed in the Premises. The installation of Supplemental HVAC Equipment in the Premises shall be at Tenant’s sole expense, and shall include the installation of a submeter to monitor the electricity used by the Supplemental HVAC Equipment. Prior to installing any Supplemental HVAC Equipment in the Premises, Tenant shall provide Landlord with plans and specifications for same and obtain Landlord’s written approval, which shall not be unreasonably withheld or delayed. Upon receiving such approval, Tenant shall install the Supplemental HVAC Equipment in compliance with Laws, including all building, electrical, and safety codes, applicable to the Project. Prior to installing the Supplemental HVAC Equipment, Tenant shall obtain any permits or licenses that may be required in order to install and operate such equipment, and Tenant shall timely deliver copies of same to Landlord. In no event shall Tenant’s installation of the Supplemental HVAC Equipment damage the Premises or the Building, or interfere with the maintenance of the Building, or any system currently serving the Building, and Tenant shall pay to Landlord upon demand the cost of repairing any damage to the Building caused by such installation. Tenant shall notify Landlord upon completion of the installation of the Supplemental HVAC Equipment, and Landlord shall have five (5) business days after installation of the Supplemental HVAC Equipment during which to inspect its installation. Tenant shall not commence operation of the Supplemental HVAC Equipment until Landlord has approved its installation. Tenant shall be solely liable for any damages or injury arising out of the installation of the Supplemental HVAC Equipment, and Tenant’s indemnity of Landlord contained in Section 26 shall specifically apply to the installation, operation, maintenance and removal of the Supplemental HVAC Equipment. During the Term of this Lease, as the same may be extended from time to time, Tenant shall be solely responsible for maintaining the Supplemental HVAC Equipment in good working order at Tenant’s sole expense, and Tenant shall reimburse Landlord for all electricity consumed by the Supplemental HVAC Equipment, as additional Rent due under the Lease, within fifteen (15) days after Tenant’s receipt of Landlord’s invoice for same. Upon the expiration or earlier termination of this Lease, Tenant shall remove the Supplemental HVAC Equipment from the Premises, and repair all damage to the Premises or the Building caused by the installation or removal of such equipment.

EXHIBIT G

SPECIAL STIPULATIONS

1.	Landlord’s Personalty. Landlord and Tenant acknowledge and agree that (a) as of the Effective Date, there are certain fixtures, equipment and other personalty existing in the Premises as shown on Exhibit G-1 attached hereto, and (b) no later than the Commencement Date, Landlord shall remove such fixtures, equipment and other personally from the Premises except for the fixtures, equipment and other personalty as shown on Exhibit G-2 attached hereto (such fixtures, equipment and other personalty left in the Premises as of the Commencement Date, the “Landlord’s Personalty”). The Landlord’s Personalty is owned by Landlord and shall remain Landlord’s property at all times during the Term and Tenant shall not remove any of Landlord’s Personalty from the Premises at any time. Notwithstanding the preceding sentence to the contrary, during the Term, Tenant may use the Landlord’s Personalty in the operation of its business at the Premises. Tenant acknowledges that the Landlord’s Personalty was previously owned and used by prior occupants of the Premises and agrees that by accepting possession of Landlord’s Personalty, Tenant is deemed to have accepted the Landlord’s Personalty “as is” with no representation or warranty by Landlord as to the condition, merchantability or workability of the same or its suitability for any particular purpose. Tenant shall have no right to grant a security interest in the Landlord Personalty to any party and Tenant shall surrender the Landlord Personalty to Landlord in the same condition as of the Commencement Date upon expiration or earlier termination of the Lease, ordinary wear and tear excepted. The Landlord Personalty shall be included in Tenant’s servicing, maintenance and repair obligations described in the Lease.

EXHIBIT G-1

FURNITURE PLAN AS OF THE EFFECTIVE DATE

EXHIBIT G-2

LANDLORD’S PERSONALTY TO REMAIN IN PREMISES